Second Amendment to Loan and Security Agreement

June 6, 2023

JPMorgan Chase Bank, National Association,

as Administrative Agent

c/o JPMorgan Services Inc.

500 Stanton Christiana Rd., 3rd Floor

Newark, Delaware 19713

Attention: Nicholas Rapak

JPMorgan Chase Bank, National Association,

as Administrative Agent

383 Madison Avenue

New York, New York 10179

Attention: James Greenfield

Email: james.r.greenfield@jpmorgan.com

  de_custom_business@jpmorgan.com

  Credit_Financing_Approvals@jpmorgan.com

JPMorgan Chase Bank, National Association,

as Lender

c/o JPMorgan Services Inc.

500 Stanton Christiana Rd., 3rd Floor

Newark, Delaware 19713

Attention: Nicholas Rapak

cc:	Citibank, N.A., as Collateral Agent and Securities Intermediary

Virtus Group, LP, as Collateral Administrator

Fidelity Private Credit Central Fund LLC, as Portfolio Manager

Ladies and Gentlemen:

Reference is hereby made to the Loan and Security Agreement, dated as of August 25, 2022 (as amended by the First Amendment, dated as of January 24, 2023, the “Agreement”), among Fidelity Direct Lending Fund I JSPV LLC, as borrower (the “Company”), JPMorgan Chase Bank, National Association, as administrative agent (in such capacity, the “Administrative Agent”), Fidelity Private Credit Central Fund LLC (f/k/a Fidelity Direct Lending Fund, LP), as portfolio manager (the “Portfolio Manager”), JPMorgan Chase Bank, National Association, as lender (in such capacity, the “Lender”), Virtus Group, LP., as collateral administrator (in such capacity, the “Collateral Administrator”) and Citibank, N.A., as collateral agent (in such capacity, the “Collateral Agent”) and securities intermediary (in such capacity, the “Securities Intermediary”). Capitalized terms used herein and not otherwise defined herein shall have the respective meanings given such terms in the Agreement.

(A) The Company has requested an increase to the Financing Commitments in the amount of $150,000,000, in the form of Tranche B Financing Commitments (as defined in the Agreement as amended hereby), for total aggregate Financing Commitments of $900,000,000. Subsequently, the Company has requested an additional $50,000,000 increase in the Financing Commitments in the form of Tranche B Financing Commitments, for a total of $200,000,000 in Tranche B Financing Commitments, resulting in total aggregate Financing Commitments of $950,000,000. The Lenders have agreed to the requested modifications on the terms and conditions set forth herein.

(B) Now, therefore, in consideration of the mutual promises herein contained and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree that the Agreement is hereby amended in accordance with Section 10.05 thereof to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the bold and double-underlined text (indicated textually in the same manner as the following example: bold and double-underlined text) as set forth on the pages of the Agreement attached as Exhibit A hereto. Exhibit A hereto constitutes the changed pages of the conformed copy of the Agreement including amendments made pursuant to this Second Amendment.

(C) The effectiveness of this Second Amendment shall be subject to receipt by the Administrative Agent of (i) an opinion of counsel for the Company with respect to the enforceability of this Second Amendment in form and substance reasonably satisfactory to the Administrative Agent, (ii) the fee specified in the Second Amendment Effective Date Letter in accordance with Section 4.03(e) of the Agreement and (iii) the Administrative Agent has been provided a copy of a letter from DBRS Morningstar confirming that the Tranche B Advances have been assigned a rating of at least “A (high)” and that such rating is in effect on the Second Amendment Effective Date.

(D) Except as expressly set forth in the immediately preceding paragraph, the Administrative Agent (in its own capacity and in its capacity as agent of the Lenders) reserves all of its rights, privileges, powers and remedies under the Agreement and the other Loan Documents, as well as under applicable law (whether determined at law or in equity). Except as specifically provided herein, the Agreement shall remain in full force and effect and the execution of this Second Amendment shall not operate as a waiver of any violation of, or any right, privilege, power or remedy of any party under, the Agreement or any other Loan Document; all such rights, privileges, powers and remedies are expressly reserved. The Administrative Agent’s or any Lender’s exercise or failure to exercise any rights, privileges, powers and remedies under any of the foregoing in a particular instance shall not operate as a waiver of its right to exercise the same or different rights, privileges, powers and/or remedies in any other instance or instances.

(E) THIS SECOND AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

(F) This Second Amendment may be executed in any number of counterparts by facsimile or other written form of communication, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument.

(G) The individual executing this Second Amendment on behalf of the Company hereby certifies to the Administrative Agent that (i) such individual is a duly authorized officer of the Company and has the authority to make the certifications set forth in the following subclause (ii) and (ii) as of the date of this Amendment, (x) all of the representations and warranties set forth in Section 6.01 of the Agreement are true and correct in all material respects (or with respect to such representations and warranties which by their terms contain materiality qualifiers, shall be true and correct) except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (or with respect to such representations and warranties which by their terms contain materiality qualifiers, shall be true and correct) as of such earlier date, and (y) no Market Value Event has occurred and no Event of Default has occurred and is continuing.

(H) The Collateral Agent, the Collateral Administrator and the Securities Intermediary assume no responsibility for the correctness of the recitals contained herein, and the Collateral Agent, the Collateral Administrator and the Securities Intermediary shall not be responsible or accountable in any way whatsoever for or with respect to the validity, execution or sufficiency of this Second Amendment and makes no representation with respect thereto. In entering into this Second Amendment, the Collateral Agent, the Collateral Administrator and the Securities Intermediary shall be entitled to the benefit of every provision of the Agreement relating to the conduct or affecting the liability of or affording protection to the Collateral Agent, the Collateral Administrator and the Securities Intermediary, including their right to be compensated, reimbursed and indemnified in accordance with the terms thereof. The Administrative Agent, by its signature hereto, authorizes and directs the Collateral Agent, the Collateral Administrator and the Securities Intermediary to acknowledge and agree this Second Amendment.

Very truly yours,

FIDELITY DIRECT LENDING FUND I JSPV LLC, as Company
By: Fidelity Private Credit Central Fund LLC, its sole member

By:	/s/ Vishal Sheth
Name: Vishal Sheth
Title: Vice President

The Administrative Agent and the Lender agree to the modifications of the Agreement set forth in this Second Amendment above upon satisfaction of the conditions precedent specified above.

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, as Administrative Agent

By:	/s/ James Greenfield
Name: James Greenfield
Title: Executive Director

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, as Lender

By:	/s/ James Greenfield
Name: James Greenfield
Title: Executive Director

Acknowledged and agreed as of the first date set forth above for purposes of the modifications of the Agreement set forth in this Second Amendment above:

FIDELITY PRIVATE CREDIT CENTRAL FUND LLC, as Portfolio Manager

By:	/s/ Vishal Sheth
Name: Vishal Sheth
Title: Vice President

CITIBANK, N.A., as Collateral Agent

By:	/s/ Ecliff Jackman
Name: Ecliff Jackman
Title: Vice President
CITIBANK, N.A., as Securities Intermediary

By:	_/s/ Ecliff Jackman
Name: Ecliff Jackman
Title: Vice President

VIRTUS GROUP, LP, as Collateral Administrator

By: Rocket Partner Holdings, LLC, its General Partner

By:	/s/ Paul Plank
Name: Paul Plank
Title: Authorized Signatory

EXHIBIT A

CHANGED PAGES OF CONFORMED LOAN AND SECURITY AGREEMENT

Execution Version

Conformed through the ~~First~~Second Amendment to Loan and Security Agreement

dated as of ~~January~~24 June 6, 2023

LOAN AND SECURITY AGREEMENT

dated as of

August 25, 2022

among

FIDELITY DIRECT LENDING FUND I JSPV LLC

The Lenders Party Hereto

The Collateral Administrator, Collateral Agent and Securities Intermediary Party Hereto

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION,

as Administrative Agent

and

FIDELITY ~~DIRECT LENDING~~PRIVATE CREDIT CENTRAL FUND~~, LP~~ LLC,

as Portfolio Manager

LOAN AND SECURITY AGREEMENT dated as of August 25, 2022 (this “Agreement”) among FIDELITY DIRECT LENDING FUND I JSPV LLC, as borrower (the “Company”); FIDELITY ~~DIRECT LENDING~~PRIVATE CREDIT CENTRAL FUND~~, LP~~ LLC (the “Portfolio Manager”); the Lenders party hereto; CITIBANK, N.A., in its capacities as collateral agent (in such capacity, the “Collateral Agent”) and securities intermediary (in such capacity, the “Securities Intermediary”); VIRTUS GROUP, LP, in its capacity as collateral administrator (in such capacity, the “Collateral Administrator”) and JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, as administrative agent for the Lenders hereunder (in such capacity, the “Administrative Agent”).

The Portfolio Manager and the Company wish for the Company to acquire and finance certain corporate loans and other corporate debt securities (the “Portfolio Investments”), all on and subject to the terms and conditions set forth herein.

Furthermore, the Company intends to enter into a Loan Sale and Contribution Agreement (the “Sale Agreement”), dated as of the Effective Date, between the Company and Fidelity Private Credit Central Fund LLC (f/k/a Fidelity Direct Lending Fund, LP) (in such capacity, the “Seller”), pursuant to which the Company shall from time to time Purchase Portfolio Investments from the Seller.

On and subject to the terms and conditions set forth herein, JPMorgan Chase Bank, National Association (“JPMCB”) and its respective successors and permitted assigns (together with JPMCB, the “Lenders”) have agreed to make ~~advances~~ Tranche A Advances and/or Tranche B Advances to the Company (~~“~~cumulatively, the “Advances”) hereunder to the extent specified on the transaction schedule attached as Schedule 1 hereto (the “Transaction Schedule”).

Accordingly, the parties hereto agree as follows:

Certain Defined Terms

“Account Control Agreement” means the Securities Account Control Agreement, dated as of August 25, 2022, among the Company, the Administrative Agent, the Collateral Agent and the Securities Intermediary.

“Additional Distribution Date” has the meaning set forth in Section 4.05.

“Adjusted Applicable Margin” means the stated Applicable Margin for Advances set forth on the Transaction Schedule plus 2.0% per annum.

“Administrative Agency Fee” has the meaning set forth in Section 4.03(h).

“Administrative Agent” has the meaning set forth in the introductory section of this Agreement.

“Advances” has the meaning set forth in the introductory section of this Agreement.

“Adverse Proceeding” means any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration (whether or not purportedly on behalf of the Company) at law or in equity, or before or by any Governmental Authority, whether pending, active or, to the Company’s or the Portfolio Manager’s knowledge, threatened against or affecting the Company or the Portfolio Manager or their respective property that would reasonably be expected to result in a Material Adverse Effect.

“Affiliate” means, with respect to any Person, any Person directly or indirectly controlling, controlled by, or under common control with, such former Person but, which shall not, with respect to the Company, include the obligors under any Portfolio Investment. For the purposes of this definition, control of a Person shall mean the power, direct or indirect, (i) to vote more than 50% of the securities having ordinary voting power for the election of directors of any such Person or (ii) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

“Affiliate Portfolio Investment” means, with respect to the Parent, any Portfolio Investment sold and/or contributed by the Parent to the Company pursuant to the Sale Agreement.

“Affiliate Purchased Investment Balance” means, as of any date of determination with respect to the Parent, an amount equal to (a) the aggregate principal balance of all Affiliate Portfolio Investments acquired by the Company from the Parent prior to such date minus (b) the aggregate principal balance of all Affiliate Portfolio Investments repurchased by the Parent or an Affiliate thereof or released to the Parent as a distribution prior to such date.

“Agent” has the meaning set forth in Section 9.01.

“Agent Business Day” means any day on which commercial banks settle payments in each of New York City and the city in which the corporate trust office of the Collateral Agent is located (which shall initially be New York City).

“Agreement” has the meaning set forth in the introductory paragraph hereto.

“Amendment” has the meaning set forth in Section 6.03.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable ~~to the Company~~ from time to time concerning or relating to bribery or corruption.

“Anti-Money Laundering Laws” means Applicable Law relating to money laundering or terrorism financing, any predicate crime to money laundering, or any financial record keeping and reporting requirements related thereto.

“Applicable Creditor” has the meaning set forth in Section 10.14.

“Applicable Law” means, for any Person, all existing and future laws, rules, regulations (including temporary and final income tax regulations), statutes, treaties, codes, ordinances, permits, certificates, orders, licenses of and interpretations by any Governmental Authority applicable to such Person and applicable judgments, decrees, injunctions, writs, awards or orders of any court, arbitrator or other administrative, judicial, or quasi-judicial tribunal or agency of competent jurisdiction.

“Applicable Margin” has the meaning set forth in the Transaction Schedule.

“AR” has the meaning set forth in the definition of “Borrowing Base Test”.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.06), and accepted by the Administrative Agent, in the form of Exhibit B or any other form (including electronic records generated by the use of an electronic platform) approved by the Administrative Agent.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a voluntary or involuntary bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment or has had any order for relief in such proceeding entered in respect thereof, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, unless such ownership interest results in or provides such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permits such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Base Rate” means, for any day (i) with respect to USD denominated Advances, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 0.50%, (ii) with respect to CAD denominated Advances, the Canadian Prime Rate and (iii) with respect to Tranche A Advances denominated in any other Permitted Non-USD Currency, the annual rate of interest announced from time to time by the Administrative Agent (or an affiliate thereof) as being its reference rate then in effect for determining interest rates on commercial loans made by it in the United Kingdom (with respect to Tranche A Advances denominated in GBP) or the Euro Zone (with respect to Tranche A Advances denominated in Euros). Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate, the Canadian Prime Rate or a rate specified in clause (iii) above shall be effective from and including the effective date of such change. In the event that any applicable Base Rate is below zero percent at any time during the term of this Agreement, it shall be deemed to be zero percent until it exceeds zero percent again. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively. In the event that the Base Rate is below zero at any time during the term of this Agreement, it shall be deemed to be zero until it exceeds zero again.

“Base Rate Advance” means, on any date of determination, any Advance denominated in any Eligible Currency that bears interest at the applicable Base Rate plus the Applicable Margin for Advances (or the Adjusted Applicable Margin, as applicable).

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrowing Base Test” means a test that will be satisfied on any date of determination if the following is true:

Where:

AR = 60.0%.

“Broadly Syndicated Portfolio Investment” means, as of any date of determination, a Loan for which at least two bids can be obtained through LoanX/Markit Group Limited; provided that a bid will not be included if the Administrative Agent would be entitled to disregard such bid in accordance with clause (C) of the penultimate paragraph in the definition of the term “Market Value”.

“Business Day” means any day on which commercial banks are open in each of New York City and the city in which the corporate trust office of the Collateral Agent is located (which shall initially be New York City); provided that (i) with respect to any SONIA related provisions herein or the payment, calculation or conversion of amounts denominated in GBP, “Business Day” shall be deemed to exclude any day on which banks are required or authorized to be closed in London, England, (ii) with respect to any provisions herein relating to the setting of EURIBOR or the payment, calculation or conversion of amounts denominated in Euros, “Business Day” shall be deemed to exclude any day on which banks are required or authorized to be closed in London, England or which is not a TARGET2 Settlement Day and (iii) with respect to any CAD related provisions herein or the payment, calculation or conversion of amounts denominated in CAD, “Business Day” shall be deemed to exclude any day on which banks are required or authorized to be closed in Toronto, Canada.

“CAD” mean Canadian dollars.

“CAD Collection Account” means the CAD Interest Collection Account and the CAD Principal Collection Account, collectively.

“CAD Interest Collection Account” means the CAD-denominated account designated as the “CAD Interest Collection Account” established by the Securities Intermediary and set forth in the related Permitted Non-USD Currency Account Opening Notice for the deposit of Interest Proceeds denominated in CAD and any successor accounts established in connection with the resignation or removal of the Securities Intermediary.

“CAD Principal Collection Account” means the CAD-denominated account designated as the “CAD Principal Collection Account” established by the Securities Intermediary and set forth in the related Permitted Non-USD Currency Account Opening Notice for the deposit of Principal Proceeds denominated in CAD and any successor accounts established in connection with the resignation or removal of the Securities Intermediary.

“Calculation Period” means, with respect to each Tranche, the quarterly period from and including the date on which the first Advance is made with respect of such Tranche hereunder to but excluding the first Calculation Period Start Date following the date of such Advance and each successive quarterly period from and including a Calculation Period Start Date to but excluding the immediately succeeding Calculation Period Start Date (or, in the case of the last Calculation Period, the period from and including the related Calculation Period Start Date to but excluding the Maturity Date).

“Calculation Period Start Date” means the first calendar day of January, April, July and October of each year (or, if any such date is not a Business Day, the immediately succeeding Business Day), commencing in October 2022.

“Canadian Prime Rate” means, on any day, the rate determined by the Administrative Agent to be the higher of (i) the rate equal to the PRIMCAN Index rate published by Bloomberg other extraordinary non-recurring costs and expenses for such period (to the extent deducted in determining earnings from continuing operations for such period), and (vi) any reasonably identifiable and factually supportable “run rate” cost savings operating improvements, operating expense reductions and synergies that are projected by the borrower of such Portfolio Investment in good faith related to any applicable acquisition, merger or other corporate combinations, provided that such amounts added back under this clause (vi) shall not exceed 20% of EBITDA for any relevant period and are reasonably anticipated to result from actions taken or to be taken within 12 months after the consummation of any change resulting in such add backs.

“Effective Date” has the meaning set forth in Section 2.04.

“Effective Date Letter” means the letter agreement, dated as of the date hereof, by and between the Company and the Administrative Agent.

“Eligibility Criteria” has the meaning set forth in Section 1.03.

“Eligible Assignee” has the meaning set forth in the Second Amendment Effective Date Letter.

“Eligible Currency” means USD and each Permitted Non-USD Currency.

“Eligible Investments” has the meaning set forth in Section 4.01.

“Eligible Participant” has the meaning set forth in the Second Amendment Effective Date Letter.

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Company or the Parent, as applicable, within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412, 430 or 431 of the Code).

“ERISA Event” means that (1) any of the Company or the Parent has underlying assets which constitute “plan assets” within the meaning of the Plan Asset Rules, (2) any of the Company, the Parent or any ERISA Affiliate sponsors, maintains, contributes to, is required to contribute to any Plan or any ERISA Affiliate has any material liability with respect to any Plan or (3) the Company has any material liability with respect to any Plan.

“EUR Collection Account” means the EUR Interest Collection Account and the EUR Principal Collection Account, collectively.

“EUR Interest Collection Account” means the EUR-denominated account designated as the “EUR Interest Collection Account” established by the Securities Intermediary and set forth in the related Permitted Non-USD Currency Account Opening Notice for the deposit of Interest Proceeds denominated in EUR and any successor accounts established in connection with the resignation or removal of the Securities Intermediary.

“EUR Principal Collection Account” means the EUR-denominated account designated as more onerous to comply with), any current or future regulations or official interpretations thereof, and intergovernmental agreements thereunder, similar or related non-U.S. law that corresponds to Sections 1471 to 1474 of the Code, any agreements entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreement entered into in connection with the implementation of such sections of the Code and any U.S. or non-U.S. fiscal or regulatory law, legislation, rules, guidance, notes or practices adopted pursuant to such intergovernmental agreement.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depositary institutions, as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time, and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the effective federal funds rate, provided that if the Federal Funds Effective Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Financing Commitment” means, with respect to each Lender, the cumulative commitment of such Lender to provide Tranche A Advances and Tranche B Advances to the Company hereunder in an amount up to but not exceeding the amount set forth opposite such Lender’s name on the Transaction Schedule, or in the Assignment and Assumption as provided in Section 10.06(b), pursuant to which such Lender shall have assumed its Commitment, as applicable.

“First Amendment Effective Date” means January 24, 2023.

“First Amendment Effective Date Letter” means the letter agreement, dated as of the First Amendment Effective Date, by and between the Company and the Administrative Agent.

“First-Lien Last-Out Loan” means a senior secured loan that would meet the criteria specified in the definition of Senior Secured Loan except as set forth below and, prior to a default or liquidation with respect to such Loan, is entitled to receive payments pari passu with Senior Secured Loans of the same obligor, but following a default or liquidation becomes fully subordinated in right of payments to Senior Secured Loans of the same obligor and is not entitled to any payments until such Senior Secured Loans are paid in full.

“Foreign Lender” means a Lender that is not a U.S. Person.

“GAAP” means generally accepted accounting principles in effect from time to time in the United States, as applied from time to time by the Company.

“GBP” and “£” mean British Pounds.

“GBP Collection Account” means the GBP Interest Collection Account and the GBP Principal Collection Account, collectively.

“GBP Interest Collection Account” means the GBP-denominated account designated as the “GBP Interest Collection Account” established by the Securities Intermediary and set forth in the related Permitted Non-USD Currency Account Opening Notice for the deposit of Interest Proceeds denominated in GBP and any successor accounts established in connection with the resignation or removal of the Securities Intermediary.

“GBP Principal Collection Account” means the GBP-denominated account designated as related Permitted Non-USD Currency Account Opening Notice for the deposit of Principal Proceeds denominated in GBP and any successor accounts established in connection with the resignation or removal of the Securities Intermediary.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Indebtedness” as applied to any Person, means, without duplication, as determined in accordance with GAAP, (i) all indebtedness of such Person for borrowed money; (ii) all obligations of such Person evidenced by bonds, debentures, notes, deferrable securities or other similar instruments; (iii) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable and accrued expenses arising in the ordinary course of business; (iv) that portion of obligations with respect to capital leases that is properly classified as a liability of such Person on a balance sheet; (v) all non-contingent obligations of such Person to reimburse or prepay any bank or other Person in respect of amounts paid under a letter of credit, banker’s acceptance or similar instrument; (vi) all debt of others secured by a Lien on any asset of such Person, whether or not such debt is assumed by such Person; ~~and~~ (vii) all indebtedness of such Person under any swap, hedge or other similar transaction; and (viii) all debt, lease obligations or similar obligations to repay money of others guaranteed by such Person or for which such Person acts as contractual surety and other contingent obligations to purchase, to provide funds for payment, to supply funds to invest in any Person or otherwise to assure a creditor against loss. Notwithstanding the foregoing, “Indebtedness” shall not include (a) a commitment arising in the ordinary course of business to purchase a future Portfolio Investment in accordance with the terms of this Agreement, (b) any obligation of such Person to fund any Portfolio Investment constituting a Delayed Funding Term Loan, (c) purchase price holdbacks arising in the ordinary course of business in respect of a portion of the purchase price of an asset or investment to satisfy unperformed obligations of the seller of such asset or investment or (d) indebtedness of the Company on account of the sale by the Company of the first out tranche of any Portfolio Investment that arises solely as an accounting matter under ASC 860; provided that such indebtedness (i) is nonrecourse to the Company and (ii) would not represent a claim against the Company in a bankruptcy, insolvency or liquidation proceeding of the Company, in each case in excess of the amount sold or purportedly sold.

“Indemnified Person” has the meaning specified in Section 5.03.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Company under this Agreement and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” has the meaning set forth in Section 10.04(b).

“Independent Dealer” means any of the following (as such list may be revised from time to time by mutual agreement of the Company and the Administrative Agent): Bank of America/Merrill Lynch, Barclays Bank, BNP Paribas, Citibank, ~~Credit Suisse,~~ Deutsche Bank, Goldman Sachs, Morgan Stanley, UBS and any Affiliate of any of the foregoing, but in no event including the Company or any Affiliate of the Company.

“Ineligible Investment” means any Portfolio Investment that fails, at any time, to satisfy the Eligibility Criteria; provided that with respect to any Portfolio Investment for which the Administrative Agent has waived one or more of the criteria set forth on Schedule 3, the Eligibility contemplated by this Agreement and setting forth, inter alia, specified rights and obligations of such Lender and/or the Administrative Agent, as amended, modified, supplemented, restated or replaced from time to time in accordance with the terms thereof (so long as copies of such amendments, modifications, supplements, restatements or replacements are delivered to the Company).

“Lender Fee Letter” means each letter agreement entered into by and among the Company, the Administrative Agent and a Lender in connection with the transactions contemplated by this Agreement and setting forth, inter alia, the fees payable to such Lender hereunder, as amended, modified, supplemented, restated or replaced from time to time in accordance with the terms thereof.

“Lender Participant” has the meaning set forth in Section 10.06(c).

“Lenders” has the meaning set forth in the introductory section of this Agreement.

“Lender Letter Agreement” means any Lender Agent Letter or Lender Fee Letter.

“Leverage Ratio” with respect to any Portfolio Investment and any fiscal quarter, the meaning of “Leverage Ratio” (for such applicable lien or level within the capital structure) or any comparable definition relating to indebtedness in the Underlying Instruments for such Portfolio Investment, in each case giving effect to the netting of cash from such calculation to the extent permitted in such Underlying Instruments (determined based on the most recently ended fiscal quarter for which financial statements are available); provided that in the event that such term is not so defined in the Underlying Instruments for such Portfolio Investment, Leverage Ratio will be calculated on a consolidated basis for the applicable obligor and its consolidated affiliates, without duplication, as the ratio of (a) indebtedness for borrowed money (for such applicable lien or level within the capital structure) to (b) EBITDA in accordance with GAAP or IFRS, as applicable, as determined by the Administrative Agent in its commercially reasonable judgement (and notified to the Collateral Administrator).

“Liabilities” has the meaning set forth in Section 5.03.

“Lien” means any security interest, lien, charge, pledge, preference or encumbrance of any kind, in each case, securing the payment of obligations, including tax liens, mechanics’ liens and any liens that attach by operation of law.

“Loan” means any obligation for the payment or repayment of borrowed money that is documented by a term loan agreement or other similar credit agreement.

“Loan Documents” means this Agreement, the Sale Agreement, the Account Control Agreement, any Assignment and Assumption, any Lender Fee Letter, the Effective Date Letter, the First Amendment Effective Date Letter, the Second Amendment Effective Date Letter, the Management Agreement and such other agreements and documents, and any amendments or supplements thereto or modifications thereof, in each case executed or delivered by the Company or any Affiliate thereof with or in favor of the Administrative Agent and/or one or more of the Lenders pursuant to the terms of this Agreement or any of the other Loan Documents and any additional documents delivered by the Company or any Affiliate thereof to or in favor of the Administrative Agent and/or one or more of the Lenders in connection with any such amendment, supplement or modification.

“Management Agreement” means the Management Agreement, dated as of the date hereof, by and between the Company and the Portfolio Manager.

of the other Loan Documents or (c) the rights of or benefits available to the Agents or the Lenders under this Agreement or any of the other Loan Documents.

“Material Amendment” means any amendment, modification or supplement to this Agreement that (i) increases the Financing Commitment of any Lender, (ii) reduces the principal amount of any Advance or reduces the rate of interest thereon (other than a waiver of the application of the Adjusted Applicable Margin), or reduces any fees payable to a Lender hereunder, (iii) postpones the scheduled date of payment of the principal amount of any Advance, or any interest thereon, or any other amounts payable hereunder, or reduces the amount of, waives or excuses any such payment (other than a waiver of the application of the Adjusted Applicable Margin), or postpones the scheduled date of expiration of any Financing Commitment, (iv) changes any provision in a manner that would alter the pro rata sharing of payments required hereby ~~or,~~ (v) any increase to the “AR” percentage, (vi) changes any of the provisions of the definition “Reinvestment Period” or (vii) changes any of the provisions of this definition or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder.

“Maturity Date” means the date that is the earliest of (1) the Scheduled Termination Date set forth on the Transaction Schedule, (2) the date on which the Secured Obligations become due and payable upon the occurrence of an Event of Default under Article VII and the acceleration of the Secured Obligations, (3) the date on which the principal amount of the Advances is irrevocably reduced to zero as a result of one or more prepayments and the Financing Commitments are irrevocably terminated and (4) the date after a Market Value Event on which all Portfolio Investments have been sold and the proceeds therefrom have been received by the Company.

“Maturity Extension Request” means a written request by the Company to the Administrative Agent (with a copy to the Collateral Agent) (and with copies forwarded to the Lenders by the Administrative Agent following receipt) to extend the Scheduled Termination Date for a period of one calendar year from the Scheduled Termination Date; provided that (x) the Company may not make a Maturity Extension Request prior to the date that is one calendar year following the Effective Date and (y) no Maturity Extension Request may be made if an Event of Default has occurred and is continuing, a Market Value Event has occurred or, without limitation to the foregoing, the Maturity Date has otherwise occurred.

“Maximum Rate” has the meaning set forth in Section 10.08.

“Mezzanine Obligation” means a Portfolio Investment which is unsecured, subordinated debt of the obligor.

“Minimum Funding Amount” means, with respect to the Tranche A Financing Commitment, on any date of determination, the amount set forth in the table below; provided that, on and after any Commitment Increase Date, the Minimum Funding Amount shall be the amount set forth in the last row below (calculated immediately prior to the increase in the Tranche A Financing Commitment) plus ~~80.0~~73.0% of the increase in the Tranche A Financing Commitment resulting from the Commitment Increase Request and any prior Commitment Increase Request:

Period Start Date	Period End Date	Minimum Funding Amount
Effective Date	September 25, 2022	0.0% of the Financing Commitment*

September 26, 2022	November 25, 2022	20.0% of the Financing Commitment*

November 26, 2022	January 24, 2023	40.0% of the Financing Commitment*

January 25, 2023	February 25, 2023	U.S.$525,000,000

February 26, 2023	~~May 25~~June 5, 2023	U.S.$600,000,000

Second Amendment Effective Date	July 6, 2023	50.0% of the Tranche A Financing Commitment

~~May 26~~July 7, 2023	Last day of the Reinvestment Period	~~80.0~~74.0% of the Tranche A Financing Commitment

“MV Cure Account” means the account established by the Securities Intermediary in accordance with Section 8.01 and designated as the “MV Cure Account” (and any successor accounts established in connection with the resignation or removal of the Securities Intermediary).

“Nationally Recognized Valuation Provider” means (i) Lincoln International LLC (f/k/a Lincoln Partners LLC), (ii) Valuation Research Corporation, (iii) Alvarez & Marsal, (iv) Houlihan Lokey, (v) Duff & Phelps, (vi) Murray, Devine and Company and (vii) Hilco Global; provided that any independent entity providing professional asset valuation services may be added to this definition by the Company (with the consent of the Administrative Agent) or added to this definition by the Administrative Agent from time to time by notice thereof to the Company and the Portfolio Manager; provided, further, that providers may be removed from this definition as and to the extent set forth in the Effective Date Letter.

“Net Advances” means, on any date of determination, the principal amount of the outstanding Advances (inclusive of Advances that have been requested for any outstanding Purchase Commitments which have traded but not settled) minus the amounts then on deposit in the Collateral Accounts (including cash and Eligible Investments) representing (i) Principal Proceeds (other than Principal Proceeds that have been designated to pay a portion of the purchase price in respect of any Purchase Commitments which have traded but not settled) and (ii) Excess Interest Proceeds (other than any Excess Interest Proceeds that have been designated to pay a portion of the purchase price in respect of any Purchase Commitments which have traded but not settled).

“Net Asset Value” means, on any date of determination, the sum of (A) the sum of the product for each Portfolio Investment, other than, for any Loan, the unfunded commitment amount of a Delayed Funding Term Loan of (x) the Market Value of such Portfolio Investment (both owned and in respect of which there is an outstanding Purchase Commitment that has traded but has not settled other than Portfolio Investments for which clause (2) of the proviso hereto is applicable) multiplied by (y) the funded principal amount of such Portfolio Investment plus (B) the amounts then on deposit in the USD Unfunded Exposure Account (including cash and Eligible Investments); provided that, for the avoidance of doubt, (1) the Concentration Limitation Excess, (2) any Portfolio Investment which has traded but not settled within fifteen (15) Business Days (or such longer period of time agreed to by the Administrative Agent in its sole discretion) from the related Trade Date thereof and (3) any Ineligible Investments will be excluded from the calculation of the Net Asset Value and assigned a value of zero for such purposes. For published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates as so determined be less than 0.0%, such rate shall be deemed to be 0.0% for purposes of this Agreement.

“Other Connection Taxes” means, with respect to any Secured Party, Taxes imposed as a result of a present or former connection between such Secured Party and the jurisdiction imposing such Tax (other than connections arising from such Secured Party having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Advance or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight eurodollar transactions denominated in Dollars by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.

“Parent” means Fidelity ~~Direct Lending~~ Private Credit Central Fund~~, LP~~ LLC.

“Participant Register” has the meaning specified in Section 10.06(d).

“Participating Member State” means any member state of the European Union that has the Euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

“Participation Interest” means a participation interest in a Loan.

“PATRIOT Act” has the meaning set forth in Section 2.04(f).

“Payment” has the meaning set forth in Section 10.15(c)(i).

“Payment Notice” has the meaning set forth in Section 10.15(c)(ii).

“Permitted Distribution” means, on any Business Day, distributions of (x) Excess Interest Proceeds and/or (y) during the Reinvestment Period only, Principal Proceeds (in either case, at the discretion of the Company) to the Parent (or other permitted equity holders of the Company) or to the Portfolio Manager in respect of accrued and unpaid Management Fees and any other amounts payable by the Company to the Portfolio Manager pursuant to the Management Agreement; provided that amounts may be distributed pursuant to this definition so long as (i) no Default or Event of Default has occurred and is continuing (or would occur after giving effect to such Permitted Distribution), (ii) no Market Value Event shall have occurred (or would occur after giving effect to such Permitted Distribution), (iii) the Borrowing Base Test is satisfied (and will be satisfied after giving effect to such Permitted Distribution), (iv) the Company gives at least two (2) Business Days’ prior written notice thereof to the Administrative Agent, the Collateral Agent and the Collateral Administrator, (v) not more than three Permitted

Distributions are made in any single Calculation Period; (vi) the Portfolio Manager shall certify that there will be sufficient amounts remaining in the Interest Collection Account to pay outstanding amounts due or payable pursuant to Section 4.05(a) and (b) hereof on the next Interest Payment Date after giving effect to such distribution, (vii) with respect to distributions of Principal Proceeds denominated in a Permitted Non-USD Currency, proportionate Tranche A Advances denominated in such Permitted Non-USD Currency must have been repaid and (viii) the Company and the Administrative Agent confirm in writing (which may be by email) to the Collateral Agent and the Collateral Administrator that the conditions to a Permitted Distribution set forth herein are satisfied. Nothing in this definition shall limit the right of the Company to make a Permitted Tax Distribution.

“Permitted Lien” means any of the following: (a) Liens for Taxes if such Taxes shall not at the time be due and payable or if a Person shall currently be contesting the validity thereof in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of such Person, (b) Liens imposed by law, such as materialmen’s, warehousemen’s, mechanics’, carriers’, workmen’s and repairmen’s Liens and other similar Liens, arising by operation of law in the ordinary course of business for sums that are not overdue or are being contested in good faith, (c) Liens granted pursuant to or by the Loan Documents, (d) judgement Liens not constituting an Event of Default hereunder, (e) bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by such Person, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management, operating account arrangements and netting arrangements, (f) with respect to collateral underlying any Portfolio Investment, the Lien in favor of the Company herein and Liens permitted under the underlying instruments related to such Portfolio Investment, (g) as to any agented Portfolio Investment, Liens in favor of the agent on behalf of all the lenders to the related obligor, (h) Liens of clearing agencies, broker-dealers and similar Liens incurred in the ordinary course of business, provided that such Liens (x) attach only to the securities (or proceeds) being purchased or sold and (y) secure only obligations incurred in connection with such purchase or sale, and not any obligation in connection with financing and (i) as to any loan underlying a Participation Interest, Liens that will be released simultaneously with the execution and delivery of the applicable Sale Agreement pursuant to which such Participation Agreement is acquired by the Company.

“Permitted Non-USD Currency” means Euros, CAD and GBP.

“Permitted Non-USD Currency Account Opening Notice” has the meaning specified in Section 8.01(b).

“Permitted Non-USD Currency Accounts” means the Permitted Non-USD Currency Custodial Account, the Permitted Non-USD Currency Interest Collection Accounts and the Permitted Non-USD Currency Principal Collection Accounts, collectively.

“Permitted Non-USD Currency Collection Accounts” means the Permitted Non-USD Currency Interest Collections Account and the Permitted Non-USD Currency Principal Collection Accounts, collectively.

“Permitted Non-USD Currency Custodial Account” means the account established by the Securities Intermediary to which Portfolio Investments and other financial assets denominated in any Permitted Non-USD Currency may be credited, and any successor accounts established in connection with the resignation or removal of the Securities Intermediary.

“Permitted Non-USD Currency Equivalent” means, with respect to any amount in USD, the amount of any Permitted Non-USD Currency that could be purchased with such amount of USD using the reciprocal foreign exchange rate(s) obtained as described in the definition of the term Spot Rate.

“Permitted Non-USD Currency Interest Collection Accounts” means, collectively, the accounts established by the Securities Intermediary in respect of each Permitted Non-USD Currency for the deposit of Interest Proceeds denominated in such Permitted Non-USD Currency and any successor accounts established in connection with the resignation or removal of the Securities Intermediary.

“Permitted Non-USD Currency Principal Collection Accounts” means, collectively, the accounts established by the Securities Intermediary in respect of each Permitted Non-USD Currency for the deposit of Principal Proceeds denominated in such Permitted Non-USD Currency and any successor accounts established in connection with the resignation or removal of the Securities Intermediary.

“Permitted Principal Distribution” means, on any Business Day following the Reinvestment Period, distributions of Principal Proceeds to the Parent (or other permitted equity holders of the Company); provided that amounts may be distributed pursuant to this definition so long as (i) no Default or Event of Default has occurred and is continuing (or would occur after giving effect to such Permitted Principal Distribution), (ii) no Market Value Event shall have occurred (or would occur after giving effect to such Permitted Principal Distribution), (iii) the Borrowing Base Test is satisfied (and will be satisfied after giving effect to such Permitted Principal Distribution), (iv) the Company gives at least two (2) Business Days’ prior written notice thereof to the Administrative Agent, the Collateral Agent and the Collateral Administrator, (v) not more than three Permitted Principal Distributions are made in any single Calculation Period, (vi) each of the Concentration Limitations is satisfied on the date of such Permitted Principal Distribution (and will continue to be satisfied after giving effect to such Permitted Principal Distribution), (vii) on the date of such Permitted Principal Distribution, the Company has prepaid a principal amount of Advances in accordance with clause (f) of the Priority of Payments at least equal to 90% of available Principal Proceeds (if such Permitted Principal Distribution does not occur on an Interest Payment Date, after giving pro forma effect to clauses (a), (b), (~~d~~c), (e)(ii) and (~~e~~f) of the Priority of Payments on the next succeeding Interest Payment Date (or the Maturity Date, if applicable)), (viii) if the date of such Permitted Principal Distribution is not an Interest Payment Date, the Portfolio Manager shall certify that there will be sufficient amounts remaining in the Interest Collection Account to pay outstanding amounts due or payable pursuant to Section 4.05(a) and (b) hereof on the next Interest Payment Date after giving effect to such distribution, (ix) with respect to distributions of Principal Proceeds denominated in a Permitted Non-USD Currency, proportionate Tranche A Advances denominated in such Permitted Non-USD Currency must have been repaid and (x) the Company and the Administrative Agent confirm in writing (which may be by email) to the Collateral Agent and the Collateral Administrator that the conditions to a Permitted Principal Distribution set forth herein are satisfied. Nothing in this definition shall limit the right of the Company to make a Permitted Tax Distribution.

“Permitted Tax Distribution” means distributions to the Parent (from the Collection Account or otherwise) (I) with respect to any taxable period for which the Parent is a disregarded entity or partnership for U.S. federal income tax purposes, in an amount equal to the product (x) the taxable income of the Company for such taxable period, and (y) the highest combined marginal federal, state and local income tax rate applicable to any direct or indirect equity owner in the Parent for such taxable period, and (II) with respect to any taxable period for which the Parent qualifies as a regulated investment company for U.S. federal income tax purposes, to the extent required to allow the Parent to make sufficient distributions to qualify as a regulated investment company, and to otherwise eliminate federal or state income or excise taxes payable by the Parent in or with respect to any taxable year of the Parent (or any calendar year, as relevant); provided that (A) the amount of any such payments made in or with account the circumstances at the time that the Company or the Portfolio Manager receives notice of such event or circumstance) material to the credit quality of the Portfolio Investment or the creditworthiness of the related obligor.

“Portfolio Investments” has the meaning set forth in the introductory section of this Agreement.

“Portfolio Manager” has the meaning set forth in the introductory section of this Agreement.

“Possessory Collateral” has the meaning set forth in the definition of Deliver.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMCB as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Principal Collection Account” means, collectively, the CAD Principal Collection Account, the GBP Principal Collection Account, the EUR Principal Collection Account and the USD Principal Collection Account, in each case, as set forth on the Transaction Schedule, and any successor accounts established in connection with the resignation or removal of the Securities Intermediary.

“Principal Proceeds” means all amounts received with respect to the Portfolio Investments or any other Collateral, and all amounts otherwise on deposit in the Collateral Accounts (including cash contributed by the Company), in each case other than Interest Proceeds or amounts on deposit in the USD Unfunded Exposure Account.

“Priority of Payments” has the meaning set forth in Section 4.05. “Proceeding” has the meaning set forth in Section 10.07(b).

“Purchase” means each acquisition of a Portfolio Investment by the Company (other than by Substitution), including, for the avoidance of doubt, by way of a contribution or a grant of a Participation Interest pursuant to the Sale Agreement.

“Purchase Commitment” has the meaning set forth in Section 1.02(a).

“Recurring Revenue Loan” means a Loan underwritten based on the definition of “annualized recurring revenue” (or an equivalent term) in the Underlying Instruments, or if no such definition exists in such Underlying Instruments, all recurring maintenance, service, support, hosting, subscription and other revenues, including, without limitation, software as a service subscription revenue, and designated as a Recurring Revenue Loan by the Portfolio Manager in connection with the initial approval by the Administrative Agent (or deemed approval, in the case of the Initial Portfolio Investments) of such Loan in accordance with the Agreement.

“Reference Rate” means (i) with respect to Advances denominated in USD and related calculations, the Term SOFR Rate, (ii) with respect to Tranche A Advances denominated in CAD and related calculations, the CDOR Rate, (iii) with respect to Tranche A Advances denominated in GBP and related calculations, Daily Simple SONIA and (iv) with respect to Tranche A Advances denominated in Euros and related calculations, EURIBOR. The Reference Rate shall be determined by the relating thereto may require one or more future advances to be made to the obligor by a creditor, but any such Loan will be a Revolving Loan only until all commitments by the holders thereof to make advances to the obligor thereon expire or are terminated or are irrevocably reduced to zero.

“Sale Agreement” has the meaning set forth in the introductory section of this Agreement.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, Cuba, Iran, North Korea, Syria and the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, the Crimea region of Ukraine).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or ~~by the United Nations Security Council, the European Union, any EU member state, Her Majesty’s Treasury of the United Kingdom or~~ any other relevant sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Country, (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b) or (d) any Person that is otherwise the subject of Sanctions.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) ~~the United Nations Security Council, the European Union, any EU member state, Her Majesty’s Treasury of the United Kingdom or~~ any other relevant sanctions authority.

“Second Amendment Effective Date” means June 6, 2023.

“Second Amendment Effective Date Letter” means the letter agreement, dated as of the Second Amendment Effective Date, by and between the Company and the Administrative Agent.

“Second Lien Loan” means a Loan that (i) is secured by a pledge of collateral, which security interest is validly perfected and second priority (subject to liens permitted under the related Underlying Instruments that are reasonable and customary for similar Loans) under Applicable Law (other than a Loan that is second priority to a Permitted Working Capital Lien) and (ii) the Portfolio Manager determines in good faith that the value of the collateral securing the Loan (including based on enterprise value), together with other attributes of the obligor (including, without limitation, its general financial condition, ability to generate cash flow available for debt service and other demands for that cash flow), on or about the time of origination or acquisition by the Company equals or exceeds the outstanding principal balance thereof plus the aggregate outstanding balances of all other Loans of equal or higher seniority secured by the same collateral.

“Secured Obligation” has the meaning set forth in Section 8.02(a). “Secured Party” has the meaning set forth in Section 8.02(a).

“Securities Intermediary” has the meaning set forth in the introductory section of this Agreement.

“Seller” has the meaning set forth in the introductory section of this Agreement.

“Tranche” means the Tranche A Advances or the Tranche B Advances, as applicable.

“Tranche A Advances” means all Advances made by the Lenders as part of the Tranche A Financing Commitment upon the terms set forth in this Agreement.

“Tranche A Financing Commitment” means any Tranche A Financing Commitment of the Lenders set forth in Schedule 1 hereto.

“Tranche B Advances” means all term Advances due on the Maturity Date made by the Lenders as part of the Tranche B Financing Commitment and upon the terms set forth in this Agreement.

“Tranche B Financing Commitment” means any Tranche B Financing Commitment of the Lenders set forth in Schedule 1 hereto.

“Transaction Schedule” has the meaning set forth in the introductory section of this Agreement.

“UCC” means the Uniform Commercial Code in effect in the State of New York.

“Uncertificated Security” has the meaning set forth in the UCC.

“Underlying Instruments” means the loan agreement, credit agreement, indenture or other agreement pursuant to which a Portfolio Investment has been issued or created and each other agreement that governs the terms of or secures the obligations represented by such Portfolio Investment or of which the holders of such Portfolio Investment are the beneficiaries.

“Unfunded Exposure Amount” means, on any date of determination, with respect to any Delayed Funding Term Loan, an amount equal to the aggregate amount of all unfunded commitments associated with such Delayed Funding Term Loan.

“Unfunded Exposure Equity Amount” means on any date of determination, an amount equal to (i) the Unfunded Exposure Amounts with respect to all Delayed Funding Term Loans in excess of (ii) (A) the Collateral Principal Amount multiplied by (B) 2.5%.

“Unfunded Exposure Shortfall Amount” means, on any date of determination, (i) prior to the date two (2) Business Days prior to the end of the Reinvestment Period, an amount equal to the greater of (x) 0 and (y) the Unfunded Exposure Equity Amount for all Portfolio Investments minus the amounts on deposit in the USD Unfunded Exposure Account, and (ii) on and after the date two (2) Business Days prior to the end of the Reinvestment Period, an amount equal to the greater of (x) 0 and (y) the aggregate Unfunded Exposure Amount for all Portfolio Investments minus the amounts on deposit in the USD Unfunded Exposure Account.

“USD” and “$” mean U.S. dollars.

“USD Collateral Accounts” has the meaning set forth in Section 8.01(a).

“USD Collection Account” means the USD Interest Collection Account and the USD Principal Collection Account, collectively.

“USD Custodial Account” means the USD-denominated account designated as the “USD Custodial Account” established by the Securities Intermediary and denominated in USD with the account made (a) in cash, (b) by assignment and contribution of Cash Equivalents and/or (c) by assignment and contribution of a Portfolio Investment that satisfies all of the Eligibility Criteria and the Concentration Limitations and could otherwise be sold to the Company in compliance with this Agreement.

SECTION 1.06. Substitutions. The Company may replace a Portfolio Investment with another Portfolio Investment (each such replacement, a “Substitution” and such new Portfolio Investment, a “Substitute Portfolio Investment”) so long as the Company has submitted a Notice of Acquisition and all other applicable conditions precedent set forth in Section 1.03 have been satisfied with respect to each Substitute Portfolio Investment to be acquired by the Company in connection with such Substitution. In no event shall the aggregate outstanding balance of Portfolio Investments in the Portfolio subject to a Substitution, together with the aggregate outstanding balance of Portfolio Investments sold to the Seller by the Company, exceed 20% of the Affiliate Purchased Investment Balance measured as of the date of such sale.

SECTION 1.07. Certain Assumptions relating to Portfolio Investments.

~~.~~ (a) For purposes of all calculations hereunder, any Portfolio Investment for which the trade date in respect of a sale thereof by the Company has occurred, but the settlement date for such sale has not occurred, shall be considered to be owned by the Company until such settlement date.

(b) For all purposes hereunder (including, without limitation, Section 3.01(d) and Section 4.07(a), in each case subject to the limitations and qualifications set forth in each such section), (i) each Advance made shall be a Tranche A Advance or a Tranche B Advance as indicated by the Portfolio Manager in the applicable Request for Advance, subject to the availability of the Tranche A Financing Commitment, and (ii) each partial prepayment of Advances and/or partial cancellation or termination in full of the Financing Commitments shall relate to Tranche A Advances and/or the Tranche A Financing Commitment and to Tranche B Advances and/or the Tranche B Financing Commitment as set forth in Section 4.07. The information set forth in the Register with respect to the Tranche A Advances and the Tranche B Advances shall be binding absent manifest error.

SECTION 1.08. Currency Equivalents. (a) Except as set forth in clause (b) and Section 4.06(b), for purposes of all valuations and calculations under the Loan Documents, (i) the principal amount of all Portfolio Investments denominated in a Permitted Non-USD Currency, (ii) proceeds denominated in a Permitted Non-USD Currency on deposit in any Permitted Non-USD Currency Account and (iii) for the purposes of Net Advances and the Borrowing Base Test, the outstanding aggregate principal amount of Tranche A Advances denominated in a Permitted Non-USD Currency shall be calculated into the USD equivalent at the Spot Rate in accordance with the definition of such term in consultation with the Administrative Agent on the applicable date of valuation or calculation, as applicable.

(b) Except as provided in Section 4.06(b), for purposes of determining (i) whether the amount of any Advance, together with all other Advances then outstanding or to be made at the same time as such Advances, would exceed the aggregate amount of the Financing Commitments, (ii) the aggregate unutilized amount of the Financing Commitments and (iii) the limitations on the portion of the Financing Limit and the Financing Commitment that may be utilized in a Permitted Non-USD Currency shall be deemed to be the Dollar Equivalent of the amount of the Permitted Non-USD Currency of such Advances determined as of the date such Advances were made. Wherever in this Agreement in connection with an Advance, an amount, such as a required minimum or multiple amount, is expressed in USD, but such Advance is denominated in a Permitted Non-USD Currency, such amount shall be the Permitted Non-USD Currency Equivalent of such USD amount (rounded to the nearest 1,000 units of the applicable Permitted Non-USD Currency).

ARTICLE II

THE ADVANCES

SECTION 2.01. Financing Commitments. Subject to the terms and conditions set forth herein, only during the Reinvestment Period, each Lender hereby severally agrees to make available to the Company Tranche A Advances, in an Eligible Currency, in an aggregate amount outstanding not exceeding the amount of such Lender’s Financing Commitment (or such Lender’s Financing Commitment relating to the applicable Permitted Non-USD Currency). Subject to the terms and conditions set forth herein, on the Second Amendment Effective Date or on a Commitment Increase Date with respect to Tranche B Financing Commitment, each Lender hereby severally agrees to make available to the Company Tranche B Advances, in USD, in an aggregate amount outstanding not exceeding the amount of such Lender’s Tranche B Financing Commitment. The Financing Commitments shall terminate on the earliest of (a) the Maturity Date and (b) the occurrence of a Market Value Event. Any unused Tranche A Financing Commitments shall be terminated on the last day of the Reinvestment Period as provided in Section 4.07(d).

SECTION 2.02. [Reserved].

SECTION 2.03. Advances; Use of Proceeds.

(a) Subject to the satisfaction or waiver of the conditions to the Purchase of a Portfolio Investment set forth in Section 1.03 and/or an Advance set forth in Section 2.05 as of (i) both the related Trade Date and Settlement Date and/or (ii) the Advance date, as applicable, the Lenders will (ratably in accordance with their respective Financing Commitments) make the applicable Advance available to the Company on the related Settlement Date (or otherwise on the related Advance date if no Portfolio Investment is being acquired on such date) as provided herein.

(b) Except as expressly provided herein, the failure of any Lender to make any Advance required hereunder shall not relieve any other Lender of its obligations hereunder. If any Lender shall fail to provide any Advance to the Company required hereunder, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter otherwise for the account of such Lender to satisfy such Lender’s obligations hereunder until all such unsatisfied obligations are fully paid.

(c) Subject to Section 2.03(f), the Company shall use the proceeds of the Advances received by it hereunder to purchase the Portfolio Investments identified in the related Notice of Acquisition, to make advances to the obligor of Delayed Funding Term Loans in accordance with the Underlying Instruments relating thereto, to make deferred purchase price payments to the Seller in respect of Portfolio Investments previously contributed by the Seller to make a distribution to the Parent or to make a Permitted Distribution in accordance with the requirements of this Agreement; provided that, if the proceeds of an Advance are deposited in the Principal Collection Account or a Permitted Non-USD Currency Principal Collection Account as provided in Section 3.01 prior to or on the expected Settlement Date for any Portfolio Investment but the Company is unable to Purchase such Portfolio Investment on the related expected Settlement Date, or if there are proceeds of such Advance remaining after such Purchase, then, subject to Section 3.01(a), upon written notice from the Portfolio Manager the Collateral Agent shall apply such proceeds on such date as provided in Section 4.05. The proceeds of the Advances shall not be used for any other purpose except as expressly set forth in the Effective Date Letter.

Notwithstanding the foregoing, if the purchase price of a Portfolio Investment with respect to which a Notice of Acquisition has been approved by the Administrative Agent and which could otherwise have been acquired with the proceeds of a related Advance in compliance with Section 2.05 and the other applicable requirements of this Agreement is instead paid by the Parent or its Affiliate on the designated Settlement Date, the Company may use the proceeds of such Advance to repay the Parent or such Affiliate for the amount of the purchase price for such Portfolio Investment advanced by such Person.

(d) With respect to any Advance, the Portfolio Manager shall, on behalf of the Company, submit a request substantially in the form of Exhibit A (a “Request for Advance”) to the Lenders and the Administrative Agent, with a copy to the Collateral Agent and the Collateral Administrator, not later than 2:00 p.m. New York City time, one (1) Business Day prior to the Business Day specified as the date on which such Advance shall be made and, upon receipt of such request, the Lenders shall make such Advances in accordance with the terms set forth in Section 3.01; provided that all Tranche B Financing Commitments shall be fully funded on (i) the Second Amendment Effective Date and (ii) subject to the conditions set forth in Section 2.06, any Commitment Increase Date with respect to Tranche B Advances. Any requested Advance shall be in an amount such that, immediately after giving effect thereto and the related purchase (if any) of the applicable Portfolio Investment(s), the Borrowing Base Test is satisfied.

(e) If any Lender becomes a Defaulting Lender, all or any part of any Advance not made by such Defaulting Lender shall be reallocated among the non-Defaulting Lenders who notify the Administrative Agent in writing (including via email) that they will accept such reallocation, on a pro rata basis (determined without regard to the outstanding Advances and Financing Commitments of the Defaulting Lender and any non-Defaulting Lender not providing such notice), but only to the extent that such reallocation does not, as to any non-Defaulting Lender, cause such non-Defaulting Lender’s outstanding Advances and unfunded commitments hereunder to exceed its Financing Commitment.

(f) If, on any date of determination prior to the second Business Day before the last day of the Reinvestment Period, there exists an Unfunded Exposure Shortfall Amount, the Company shall (i) request ~~an~~a Tranche A Advance and, if the conditions to such Tranche A Advance are satisfied and such Tranche A Advance is made in accordance with this Agreement, deposit the proceeds thereof in the USD Unfunded Exposure Account, and/or (ii) deposit cash from other sources into the USD Unfunded Exposure Account in an aggregate amount at least equal to the aggregate Unfunded Exposure Shortfall Amount. If two Business Days prior to the end of the Reinvestment Period there exists any Unfunded Exposure Amount, then the Portfolio Manager, on behalf of the Company, shall be deemed to have requested ~~an~~a Tranche A Advance on such date, and the Lenders that have made Tranche A Financing Commitments shall make a corresponding Tranche A Advance on the last day of the Reinvestment Period (with written notice to the Collateral Administrator by the Administrative Agent) in accordance with Article III in an amount, to be deposited in the USD Unfunded Exposure Account equal to the least of (i) the aggregate Unfunded Exposure Amount, (ii) the Tranche A Financing Commitments in excess of the aggregate principal amount of the outstanding ~~Advances~~Tranche A Advance and (iii) an amount such that the Borrowing Base Test is satisfied after giving effect to such Tranche A Advance; provided that, if the Company provides evidence to the Administrative Agent that it has cash from other sources that is available in accordance with the terms of this Agreement to make any such future advances in respect of any Delayed Funding Term Loan, then so long as such cash is deposited in accordance with the succeeding sentence, the amount of any such Tranche A Advance shall be reduced by the amount of such funds. The Company shall cause (x) the proceeds of such Tranche A Advance to be deposited into the USD Unfunded Exposure Account on the last day of the Reinvestment Period and (y) cash from other sources that are available in accordance with the terms of this Agreement referred to in the immediately preceding sentence to be deposited into the USD Unfunded Exposure Account not later than one Business Day prior to the last day of the Reinvestment Period, such that the aggregate amounts under clauses (x) representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (or with respect to such representations and warranties which by their terms contain materiality qualifiers, shall be true and correct) as of such earlier date; and

(7) immediately after giving pro forma effect to such Advance (and any related Purchase) hereunder:

(x) the Borrowing Base Test is satisfied;

(y) the aggregate principal balance of Advances then outstanding will not exceed the aggregate limit for Advances set forth in the Transaction Schedule; and

(z) in the case of an Advance made in connection with a Purchase, the amount of such Advance shall be not less than U.S.$1,000,000; provided that the amount of the initial Advance on the Effective Date shall be not less than U.S.$40,366,819.

If the above conditions to an Advance are satisfied or waived by the Administrative Agent, the Portfolio Manager shall determine, in consultation with the Administrative Agent and with notice to the Lenders and the Collateral Administrator, the date on which any Advance shall be provided.

SECTION 2.06. Commitment Increase Option.

The Company may, at any time during the Reinvestment Period, submit a Commitment Increase Request for an increase in the Tranche A Financing Commitment or the Tranche B Financing Commitment to up to $1,000,000,000 (cumulatively, in the aggregate), subject to satisfaction (or waiver by the Administrative Agent in writing (including via email) in its sole discretion) of the following conditions precedent:

(a) the Administrative Agent (in its sole discretion and subject to the condition set forth in the First Amendment Effective Date Letter) approves in writing (which may be by email) such Commitment Increase Request;

(b) no Market Value Event shall have occurred and no Default or Event of Default shall have occurred and be continuing, in each case on and as of the Commitment Increase Date;

(c) the Borrowing Base Test is satisfied on and as of the Commitment Increase Date;

(d) all of the representations and warranties contained in Article VI and in any other Loan Document shall be true and correct in all material respects (or with respect to such representations and warranties which by their terms contain materiality qualifiers, shall be true and correct), in each case on and as of the Commitment Increase Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (or with respect to such representations and warranties which by their terms contain materiality qualifiers, shall be true and correct) as of such earlier date;

(e) no commitment reduction shall have occurred pursuant to Section 4.07(a) in connection with the occurrence of a Non-Call Termination Event prior to the Commitment Increase Date;

(f) the Company shall have paid to the applicable Lenders on the Commitment Increase Date an upfront fee in an aggregate amount and in the manner specified in the Effective Date Letter (and, with respect to each Lender that is party to a Lender Fee Letter, in the amount specified in such Lender Fee Letter);

(g) any Commitment Increase Request shall be in an amount not less than $~~100,000,000~~50,000,000 ; and

(h) receipt by the Administrative Agent of such other documentation as the Administrative Agent may reasonably request, including without limitation, documentation similar to that provided pursuant to Sections 2.04 (d) and (f)(ii) on the Effective Date.

Each increase to the Financing Commitment of the Lenders on a Commitment Increase Date shall be allocated to JPMCB and any Affiliate thereof that is a Lender in the amount(s) designated by such Lenders to the Administrative Agent. Any portion of such increase remaining after allocation in accordance with the immediately preceding sentence (and after allocation of such increase to any additional lender providing all or a portion of such increase) shall be allocated to the Lenders that have notified the Administrative Agent that they wish to participate in such increase on a pro rata basis (determined without giving effect to the Financing Commitments of JPMCB and its Affiliates).

SECTION 2.07. Replacement of Lenders.

If any Lender is a Defaulting Lender, then the Company may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights (other than its existing rights to payments pursuant to Section 3.03) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:the ~~Borrower~~Company shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 10.06;

(b) such Lender shall have received payment of an amount equal to the outstanding principal of its Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Company (in the case of all other amounts);

(c) such assignment does not conflict with applicable law;

(d) such assignee shall not be an Affiliate of the Company, the Portfolio Manager or the assigning Defaulted Lender; and

(e) the Company shall have received the prior written consent of the Administrative Agent with respect to any assignee that is not already a Lender hereunder, which consent shall not be unreasonably withheld.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Company to require such assignment and delegation cease to apply.

ARTICLE III

ADDITIONAL TERMS APPLICABLE TO THE ADVANCES

SECTION 3.01. The Advances.

(a) Making the Advances. If the Lenders are required to make an Advance to the Company as provided in Section 2.03, then each Lender shall make such Advance in USD (or, in the case of Tranche A Advances made to Purchase Portfolio Investments denominated in a Permitted Non-USD Currency, in such Permitted Non-USD Currency) on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, New York City time, to the Collateral Agent for deposit to the Principal Collection Account (or, in the case of Tranche A Advances denominated in a Permitted Non-USD Currency, the applicable Permitted Non-USD Currency Principal Collection Account); provided that the Company hereby directs the Lenders to pay proceeds of the Advance to be made on the Effective Date in the amount specified in the Effective Date Letter in accordance with the instructions set forth in the Effective Date Letter. Each Lender at its option may make any Advance by causing any domestic or foreign branch or Affiliate of such Lender to make such Advance; provided that any exercise of such option shall not affect the obligation of the Company to repay such Advance in accordance with the terms of this Agreement. Subject to the terms and conditions set forth herein, including without limitation Section 4.07, the Company may borrow and prepay Tranche A Advances and Tranche B Advances. The Company may, during the Reinvestment Period, repay and reborrow Tranche A Advances in an amount up to the aggregate Tranche A Financing Commitments of the Lenders.

Payment of proceeds of any Advance or portion thereof by the Lenders in accordance with the instructions set forth in the Effective Date Letter will constitute the making of the applicable Advance (or portion thereof, as applicable) to the Company for all purposes and all obligations of the Lenders to make such Advance(or portion thereof) shall be satisfied thereby.

(b) Interest on the Advances. Subject to Section 3.02, all outstanding Advances shall bear interest (from and including the date on which such Advance is made) at a per annum rate equal to the applicable Reference Rate for each Calculation Period in effect plus, in each case, the Applicable Margin for Advances set forth on the Transaction Schedule; provided that, following the occurrence and during the continuance of an Event of Default pursuant to clause (a), (d), (e) or (f) of Article VII, all outstanding Advances and any accrued and unpaid interest thereon shall bear interest (from and including the date of such Event of Default) at a per annum rate equal to the applicable Reference Rate for each Calculation Period in effect plus, in each case, the Adjusted Applicable Margin; provided further that, solely for purposes of this Section 3.01(b), if the aggregate amount of outstanding Advances at any time is less than the Minimum Funding Amount, the amount of outstanding Advances at such time shall be deemed to equal the Minimum Funding Amount and the interest rate in respect of the positive difference between the Minimum Funding Amount and the aggregate outstanding amount of the Advances shall be deemed to be the Applicable Margin for Advances set forth on the Transaction Schedule (or, if applicable pursuant to the first proviso above, the Adjusted Applicable Margin) minus the per annum rate payable in respect of commitment fees pursuant to Section 4.03(d). For purposes of the foregoing, Reference Rate for each Calculation Period with respect to Daily Simple SONIA shall be the weighted average of such Reference Rate as determined on each day during such Calculation Period in respect of Tranche A Advances denominated in GBP.

(c) Evidence of the Advances. Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Company to such Lender resulting from each Advance made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder. The Administrative Agent, acting solely for this purpose as an agent of the Company, shall maintain at one of its offices a register (the “Register”)

in which it shall record (1) the amount of each Advance made hereunder, (2) the amount of any principal or interest due and payable or to become due and payable from the Company to each Lender hereunder and (3) the amount of any sum paid by the Company for the account of the Lenders and each Lender’s share thereof. The entries made in the Register maintained pursuant to this paragraph (c) shall be conclusive absent manifest error; provided that the failure of any Lender or the Administrative Agent to maintain such Register or any error therein shall not in any manner affect the obligation of the Company to repay the Advances in accordance with the terms of this Agreement.

Any Lender may request that Advances made by it be evidenced by a promissory note. In such event, the Company shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if a registered note is requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent (such approval not to be unreasonably withheld, conditioned or delayed). Thereafter, the Advances evidenced by such promissory note and interest thereon shall at all times be represented by one or more promissory notes in such form payable to the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

(d) Pro Rata Treatment. ~~Except~~Subject to Section 4.05, except as otherwise provided herein or in any Lender Letter Agreement, all borrowings of, and payments in respect of, the Advances shall be made on a pro rata basis by or to the Lenders in accordance with their respective portions of the Financing Commitments in respect of Advances held by them.

(e) Illegality. Notwithstanding any other provision of this Agreement, if any Lender or the Administrative Agent shall notify the Company that the adoption of any law, rule or regulation, or any change therein or any change in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, makes it unlawful, or any Governmental Authority asserts that it is unlawful, for a Lender or the Administrative Agent to perform its obligations hereunder to fund or maintain Advances hereunder, then (1) the obligation of such Lender or the Administrative Agent hereunder shall immediately be suspended until such time as such Lender or the Administrative Agent determines (in its sole discretion) that such performance is again lawful, (2) at the request of the Company, such Lender or the Administrative Agent, as applicable, shall use reasonable efforts (which will not require such party to incur a loss, other than immaterial, incidental expenses), until such time as the Advances are required to be prepaid as required under clause (3) below, to transfer all of its rights and obligations under this Agreement to another of its offices, branches or Affiliates with respect to which such performance would not be unlawful, and (3) if such Lender or the Administrative Agent is unable to effect a transfer under clause (2), then any outstanding Advances of such Lender shall be promptly paid in full by the Company (together with all accrued interest and other amounts owing hereunder) but not later than the earlier of (x) if the Company requests such Lender or the Administrative Agent to take the actions set forth in clause (2) above, 20 calendar days after the date on which such Lender or the Administrative Agent notifies the Company in writing that it is unable to transfer its rights and obligations under this Agreement as specified in such clause (2) and (y) such date as shall be mandated by law; provided that, to the extent that any such adoption or change makes it unlawful for the Advances to bear interest by reference to any Reference Rate, then the foregoing clauses (1) through (3) shall not apply and the related Advances shall (i) bear interest (from and after the last day of the Calculation Period ending immediately after such adoption or change) at a per annum rate equal to the applicable Base Rate plus the Applicable Margin for Advances set forth on the Transaction Schedule (or the Adjusted Applicable Margin, if applicable) or (ii) if such Advances are denominated in a Permitted Non-USD Currency, at the option of the Company, be converted into USD.

(f) Increased Costs.

increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(v) Each of the Lenders and the Administrative Agent agrees that it will take such commercially reasonable actions as the Company may reasonably request that will avoid the need to pay, or reduce the amount of, any increased amounts referred to in this Section 3.01(f) (including, without limitation, the transfer all of its rights and obligations under this Agreement to another of its offices, branches or Affiliates if such transfer would so avoid the need to pay, or reduce the amount of, such increased amounts); provided that no Lender or the Administrative Agent shall be obligated to take any actions that would, in the reasonable opinion of such Lender or the Administrative Agent, be disadvantageous to such Lender or the Administrative Agent (including, without limitation, due to a loss of money). In no event will the Company be responsible for increased amounts referred to in this Section 3.01(f) which relates to any other entities to which any Lender provides financing.

(vi) If any Lender (A) provides notice of unlawfulness or requests compensation under clause (e) above, this clause (f) or Section 3.03(c) ~~or~~, (B) is a Defaulting Lender under clause (a) of the definition of such term (or, in the case of a requirement to assign or delegate interests, rights and obligations as set forth below, is otherwise a Defaulting Lender) or (C) does not consent to a Material Amendment consented to by the Administrative Agent and the Required Lenders, then the Company may, at its sole expense and effort, upon written notice to such Lender and the Administrative Agent, prepay the Advances of such Lender or require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights and obligations under this Agreement and the related transaction documents to an assignee identified by the Company that shall assume such obligations (whereupon such Lender shall be obligated to so assign); provided that, (x) such Lender shall have received payment of an amount equal to the outstanding principal of its Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder through the date of such assignment and (y) a Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Company to require such assignment and delegation cease to apply. No prepayment fee that may otherwise be due hereunder shall be payable to such Lender in connection with any such prepayment or assignment.

(g) No Set-off or counterclaim. Subject to Section 3.03, all payments to be made hereunder by the Company in respect of the Advances shall be made without set-off or counterclaim and in such amounts as may be necessary in order that every such payment (after deduction or withholding for or on account of any present or future Taxes imposed by the jurisdiction in which the Company is organized or any political subdivision or taxing authority therein or thereof) shall not be less than the amounts otherwise specified to be paid under this Agreement.

SECTION 3.02. Interest Rate Unascertainable, Inadequate or Unfair. If, prior to the commencement of any Calculation Period for an Advance:

(i)

the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the related Reference Rate (including because any applicable screen rate is not available or published on a current basis) for such Calculation Period; or accompanied by any costs incurred by such Lender in respect of the actual breakage loss, cost or expense of its funding at the applicable Reference Rate for the related Calculation Period.

(d) The Company agrees to pay to the Lenders (other than a Defaulting Lender) a commitment fee (the “Commitment Fee”) in accordance with the Priority of Payments in the aggregate amount specified in the First Amendment Effective Date Letter (or, with respect to each Lender that is party to a Lender Fee Letter, in the amount set forth in such Lender Fee Letter). Accrued and unpaid Commitment Fees shall be payable in arrears on each Interest Payment Date, and on the date on which the Financing Commitments terminate. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(e) The Company agrees to pay the Lenders on the date of this Agreement an upfront fee in the aggregate amount specified in the Effective Date Letter. The Company agrees to pay the Administrative Agent on or prior to the First Amendment Effective Date an upfront fee in the aggregate amount specified in the First Amendment Effective Date Letter. The Company agrees to pay the Administrative Agent on or prior to the Second Amendment Effective Date an upfront fee in the aggregate amount specified in the Second Amendment Effective Date Letter. Once paid, such fees or any part thereof shall not be refundable under any circumstances.

(f) Without limiting Section 4.03(c), the Company shall have the obligation from time to time to prepay outstanding Advances in whole or in part on any date with proceeds from sales of Portfolio Investments directed by the Administrative Agent pursuant to Section 1.04 and as set forth in Section 8.01(c) and the definitions of the terms “Permitted Distribution” and “Permitted Principal Distribution”. All such prepayments shall be accompanied by accrued and unpaid interest; provided that, if a prepayment does not occur on an Interest Payment Date, either (i) such prepayment shall be subject to the payment of administrative expenses due and payable on the next succeeding Interest Payment Date which are payable prior to the repayment of Advances pursuant to Section 4.05 or (ii) the Portfolio Manager shall certify that there will be sufficient amounts remaining in the Interest Collection Account to pay outstanding administrative expenses which are payable prior to the repayment of Advances pursuant to Section 4.05 hereof on the next Interest Payment Date after giving effect to such prepayment.

(g) The Company agrees to pay the Lenders on the date on which a Maturity Extension Request is effective a fee equal to the percentage of the Financing Commitment as of the date of such Maturity Extension Request specified in the Effective Date Letter (or, with respect to each Lender that is party to a Lender Fee Letter, in the amount set forth in such Lender Fee Letter). The payment of such fee on such date shall be a condition precedent to the effectiveness of the extension of the Scheduled Termination Date and the Reinvestment Period pursuant to such Maturity Extension Request.

(h) From and following the First Amendment Effective Date, the Company agrees to pay to the Administrative Agent a fee (the “Administrative Agency Fee”) in an amount ~~equal to 0.20% per annum on the average daily Financing Commitment~~set forth in the Second Amendment Effective Date Letter during the period from and including the First Amendment Effective Date to but excluding the Scheduled Termination Date. Accrued Administrative Agency Fees shall be payable in arrears on the date on which the Financing Commitments terminate and each other date on which payments are made pursuant to the Priority of Payments. All Administrative Agency Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

SECTION 4.04. MV Cure Account.

(b) to pay (i) first, any accrued and unpaid Administrative Agency Fees and (ii) second, accrued and unpaid interest due and payable hereunder in respect of the Advances, any accrued and unpaid Commitment Fees payable to the Lenders and any amounts payable to any Lender or the Administrative Agent pursuant to Section 3.01(e) or (f) or Section 3.03 (pro rata based on amounts due);

(c) to pay (i) on each Interest Payment Date, (I) during the Reinvestment Period, all prepayments of the Advances permitted or required under this Agreement (including any applicable premium), (A) first, to outstanding principal of the Tranche A Advances until the Tranche A Advances are paid in full and (B) second, to outstanding principal of the Tranche B Advances until the Tranche B Advances are paid in full and (II) following the Reinvestment Period, all prepayments of the Tranche A Advances and Tranche B Advances permitted or required under this Agreement (including any applicable premium), to Tranche A Advances and Tranche B Advances pro rata based on outstanding Tranche A Advances and Tranche B Advances until the Advances are paid in full and (ii) on the Maturity Date (and, if applicable, any Additional Distribution Date), outstanding principal of the Tranche A Advances and Tranche B Advances pro rata based on outstanding Tranche A Advances and Tranche B Advances until the Advances are paid in full;

(d) (i) prior to the end of the Reinvestment Period, at the direction of the Portfolio Manager, to fund the USD Unfunded Exposure Account up to the Unfunded Exposure Amounts and (ii) after the Reinvestment Period, to fund the USD Unfunded Exposure Account up to the Unfunded Exposure Amount (without the requirement for any direction by the Portfolio Manager);

(e) to pay all amounts set forth in clause (a) above not paid due to the limitation set forth therein and in the same order of priority;

(f) to make any Permitted Distributions, Permitted Principal Distributions or Permitted Tax Distributions directed pursuant to this Agreement; and

(g) (i) on any Interest Payment Date, to deposit any remaining amounts in the Collection Account or the applicable Permitted Non-USD Currency Principal Collection Account as Principal Proceeds (which, during the Reinvestment Period, may be applied to the acquisition of additional Portfolio Investments) and (ii) on the Maturity Date and any Additional Distribution Date, any remaining amounts to the Company.

With respect to any amounts payable under Sections 4.05(a) through (g) above resulting from an Advance denominated in a Permitted Non-USD Currency, such amounts shall be paid using Interest Proceeds and/or Principal Proceeds denominated in such Eligible Currency from the applicable Permitted Non-USD Currency Collection Account; provided that any shortfall thereafter shall be paid in accordance with the terms set forth in Section 4.06(b).

With respect to each distribution pursuant to this Section 4.05, the Company (or the Portfolio Manager on behalf of the Company) shall provide to the Administrative Agent and the Collateral Agent no later than two (2) Business Days (or, if a currency exchange is required in connection with such payment, three (3) Business Days) prior to the date of distribution, a detailed reporting setting forth the proposed application of funds to be made pursuant to the foregoing Priority of Payments, including, if applicable, any required currency conversion, (the “Payment Date Report”). Upon approval by the Administrative Agent, the Payment Date Report shall constitute instructions to the Collateral Agent to make such distributions on the Payment Date pursuant to the Payment Date Report and any required currency conversions in advance thereof.

SECTION 4.06. Payments Generally. (a) All payments to the Administrative Agent or any Lender that is an Affiliate of the Administrative Agent shall be made to the Administrative Agent at the account designated in writing to the Company and the Collateral Agent for further distribution by the Administrative Agent (if applicable). All payments made to any other Lender, the Portfolio Manager, the Company, the Securities Intermediary or the Collateral Administrator (in the case of the Securities Intermediary and the Collateral Agent, to the extent such Person is not the Collateral Agent) shall be made to such Person at the account designated by such person in writing to the Collateral Agent. The Administrative Agent shall give written notice to the Collateral Agent and the Collateral Administrator (on which the Collateral Agent and the Collateral Administrator may conclusively rely) and the Portfolio Manager of the calculation of amounts payable to the Lenders in respect of the Advances and the amounts payable to the Portfolio Manager. At least two (2) Business Days prior to each Interest Payment Date, the Administrative Agent shall deliver an invoice to the Portfolio Manager, the Collateral Agent and the Collateral Administrator in respect of the interest due on such Interest Payment Date; provided, that to the extent any currency exchange is required to make payments, such notice shall be delivered at least three (3) Business Days before such Interest Payment Date, Maturity Date or Additionally Distribution Date, as applicable. All payments not made directly to a Person specified above shall be made as directed in writing by the Administrative Agent to the account designated by the Administrative Agent, the Company or the applicable recipient to the Collateral Agent in writing. Subject to Section 3.03 hereof, all payments by the Company hereunder shall be made without setoff or counterclaim. All payments hereunder shall be made in USD, other than payments of interest and principal made in respect of Tranche A Advances denominated in a Permitted Non-USD Currency, which shall be made in the applicable Permitted Non-USD Currency of such Advance. All interest calculated using a Reference Rate hereunder shall be computed on the basis of a year of 360 days and all interest calculated using the Base Rate hereunder shall be computed on the basis of a year of 365 days in each case, payable for the actual number of days elapsed (including the first day but excluding the last day).

In connection with the confirmation of matters set forth in the definitions of the terms “Permitted Distribution,” “Permitted Principal Distribution” and “Permitted Tax Distribution” for which its confirmation is required, the Administrative Agent shall use commercially reasonable efforts to provide such confirmation (or the lack thereof) to the Collateral Agent and the Collateral Administrator within the notice period for such Permitted Distribution, Permitted Principal Distribution or Permitted Tax Distribution.

(b) At least five (5) Business Days (or in the case of any Additional Distribution Date, two (2) Business Days) prior to any Interest Payment Date or the Maturity Date or an Additional Distribution Date (in each case other than an Interest Payment Date, solely to the extent the Company has notice or knowledge of such upcoming date, and otherwise as soon as reasonably practicable after the Company has such notice or knowledge), the Company (or the Portfolio Manager on its behalf) shall exchange (or shall cause the Collateral Agent to exchange) sufficient amounts in the Collection Accounts or the Permitted Non-USD Currency Collection Accounts in respect of the applicable Eligible Currency, as applicable, that will be needed (1) to pay to the Lenders all of the amounts required to be paid on such date and/or (2) to pay any expenses required to be paid in accordance with the Priority of Payments, in each case, in such Eligible Currency as required for such payment (a “Currency Shortfall”). Each such exchange shall occur no later than one Business Day prior to such Interest Payment Date or Additional Distribution Date or the Maturity Date, as applicable, and shall be made at the Spot Rate at the time of conversion. If for any reason the Company shall have failed to effect any such currency exchange by the Business Day prior to such date, then the Administrative Agent shall be entitled to (but shall not be obligated to) direct such currency exchange on behalf of the Company.

(c) At any time following the occurrence of a Market Value Event or if an Event of Default has occurred and is continuing, the Administrative Agent may in its sole discretion direct the Collateral Agent to exchange amounts attributable to the Company held in any Permitted Non-USD Currency Account for USD, or exchange amounts in the Collection Account for any Permitted Non-USD Currency, in each case, at the Spot Rate for application hereunder.

(d) Notwithstanding anything in this Agreement or any other Loan Document to the contrary, any payment of principal, interest, fees or other amounts payable for the account of a Defaulting Lender (whether voluntary or mandatory, at maturity or otherwise) shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder or under any other Loan Document; second, as the Company may request (so long as no Market Value Event has occurred and no Default or Event of Default has occurred and is continuing), to the funding of any Advance in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement and that has not otherwise been funded, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Company, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Advances under this Agreement; fourth, to the payment of any amounts owing to the Lenders or any Agent as a result of any judgment of a court of competent jurisdiction obtained by any Lender or Agent against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement or under any other Loan Document; fifth, so long as no Market Value Event has occurred and no Default or Event of Default has occurred and is continuing, to the payment of any amounts owing to the Company as a result of any judgment of a court of competent jurisdiction obtained by the Company against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement or under any other Loan Document; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Advances in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Advances were made at a time when the conditions set forth in Section 2.05 were satisfied or waived, such payment shall be applied solely to pay the Advances of, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Advances of such Defaulting Lender until such time as all Advances are held by the Lenders pro rata in accordance with the Financing Commitments without giving effect to Section 2.03(e). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this clause (d) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

SECTION 4.07. Termination or Reduction of Financing Commitments.

(a) (i) Subject to the requirements of this Section 4.07(a), the Company shall be entitled at its option on any Business Day, to either (x) terminate the Financing Commitments of both Tranches in whole upon payment in full of all Advances, all accrued and unpaid interest, all applicable premiums (if any) and all other Secured Obligations (other than unmatured contingent indemnification and reimbursement obligations) or (y) reduce in part the portion of the Tranche A Financing Commitments that exceeds the sum of the outstanding Tranche A Advances (after giving effect to any concurrent prepayment of Tranche A Advances). The Company shall notify the Administrative Agent, the Collateral Agent and the Collateral Administrator by electronic mail of an executed document (attached as a .pdf or similar file) of any termination or reduction, as applicable, pursuant to this Section 4.07(a)(i) not later than 2:00 p.m., New York City time, two (2) Business Days (or, if a currency exchange is require in connection with such payment, three (3) Business Days) before the date of termination or reduction, as applicable. Each such notice shall be irrevocable (unless such notice conditions such prepayment upon consummation of a transaction which is contemplated to result in a prepayment of outstanding Advances, in which event such notice may be revocable or conditioned upon such consummation) and shall specify the date of termination or reduction, as applicable, and the principal amount of the Tranche A Financing Commitments to be so terminated or reduced, as applicable. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial reduction of Tranche A Financing Commitments shall be in an amount not less than U.S.$2,000,000.

(ii) Each optional commitment termination or reduction pursuant to Section 4.07(a)(i) that is made, whether in full or in part, during the Non-Call Period (unless a Non-Call Termination Event has occurred) shall be accompanied by a premium equal to the Early Termination Premium. Each optional commitment termination or reduction pursuant to Section 4.07(a)(i) that is made, whether in full or in part, during the period from (but excluding) February 25, 2024 (or, if the Scheduled Termination Date is extended upon a Maturity Extension Request, February 25, 2025) to (and including) to, but excluding, February 25, 2025 (or, if the Scheduled Termination Date is extended upon a Maturity Extension Request, February 25, 2026), shall be accompanied by a premium equal to 1.0% of the principal amount of Financing Commitments so terminated or reduced, as applicable (unless a Non-Call Termination Event has occurred).

(b) The Financing Commitments shall be automatically and irrevocably reduced by all amounts that are used to prepay or repay Tranche A Advances and/or Tranche B Advances, as applicable, following the occurrence of a Market Value Event or an Event of Default.

(c) All unused Financing Commitments as of the last day of the Reinvestment Period shall automatically be terminated.

(d) The Tranche A Financing Commitments shall be irrevocably reduced by the amount of any repayment or prepayment of Tranche A Advances following the last day of the Reinvestment Period. The Tranche B Financing Commitments shall be irrevocably reduced by the amount of any repayment or prepayment of Tranche B Advances at any time.

ARTICLE V

THE PORTFOLIO MANAGER

SECTION 5.01. Appointment and Duties of the Portfolio Manager.

The Company hereby appoints the Portfolio Manager as its portfolio manager under this Agreement and to perform the investment management functions of the Company set forth herein and in the Management Agreement (subject to and in accordance with the terms of this Agreement), and the Portfolio Manager hereby accepts such appointment. For so long as no Market Value Event has occurred and no Event of Default has occurred and is continuing and subject to Section 1.04, the services to be provided by the Portfolio Manager shall consist of (x) selecting, purchasing, managing and directing the investment, reinvestment and disposition of Portfolio Investments, delivering Notices of Acquisition on behalf of and in the name of the Company and (y) acting on behalf of the Company for all other purposes hereof and the transactions contemplated hereby and by the Management Agreement. The Portfolio Manager agrees, in acting on behalf of the Company, to cause the Company to comply with all covenants and restrictions imposed on the Company herein and in each other Loan Document (in each case, subject to all qualifications relating to materiality and all applicable grace periods set forth herein or in the included in the Beneficial Ownership Certification provided on or prior to the Effective Date to any Lender in connection with this Agreement is true and correct in all respects;

(o) [reserved];

(p) the Company has timely filed all federal income and other Tax returns required by Applicable Law to have been filed by it; all such Tax returns are true and correct in all material respects; and the Company has paid or withheld (as applicable) all federal income and other Taxes owing or required to be withheld by it (if any) shown on such Tax returns, except (i) any such Taxes which are being contested in good faith by appropriate proceedings and for which adequate reserves shall have been set aside in accordance with GAAP on its books and records or (ii) the failure to file such Tax returns or pay, withhold or discharge such Taxes would not reasonably be expected to have a Material Adverse Effect;

(q) the Company is and will be treated as a disregarded entity for U.S. federal income tax purposes;

(r) the Company is and will be wholly owned by the Parent, which is a U.S. Person;

(s) prior to the date hereof, the Company has not engaged in any business operations or activities other than as an ownership entity for Portfolio Investments and similar Loan or debt obligations and activities incidental thereto;

(t) neither it nor any of its Affiliates is (i) the subject or target of Sanctions; (ii) a Person that resides or has a place of business in a country or territory named on such lists or which is designated as a “Non-Cooperative Jurisdiction” by the Financial Action Task Force on Money Laundering, or whose subscription funds are transferred from or through such a jurisdiction; (iii) a “Foreign Shell Bank” within the meaning of the PATRIOT Act, i.e., a foreign bank that does not have a physical presence in any country and that is not affiliated with a bank that has a physical presence and an acceptable level of regulation and supervision; or (iv) a person or entity that resides in or is organized under the laws of a jurisdiction designated by the United States Secretary of the Treasury under Sections 311 or 312 of the PATRIOT Act as warranting special measures due to money laundering concerns. It is in compliance with all applicable Sanctions and also in compliance with all applicable provisions of the PATRIOT Act;

(u) the Company is subject to policies and procedures designed to ensure compliance in all material respects by the Company, its agents and their respective directors, managers, officers and employees (as applicable) with applicable Anti-Corruption Laws ~~and applicable~~, Anti-Money Laundering Laws and Sanctions, and the Company and its officers and directors and, to its knowledge, its employees, members and agents (as applicable) are in compliance ~~with~~in all material respects with applicable Anti-Corruption Laws ~~and applicable~~, Anti-Money Laundering Laws and Sanctions and are not knowingly engaged in any activity that would reasonably be expected to result in the Company being designated as a Sanctioned Person. None of (i) the Company or its directors, officers, managers or employees or (ii) to the knowledge of the Company, any director, manager or agent of the Company that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person;

(v) the Loan Documents, together with the constituent documents of the Company and the applicable Underlying Instruments and agreements involving purchase, sale or participation with respect to Portfolio Investments, represent all of the material agreements between the Portfolio Manager and the Parent, on the one hand, and the Company, on the other. The Company has good and marketable purposes and is not required to file any Tax returns under Applicable Law, and pay any federal income and other Taxes so required to be paid under Applicable Law, except for those Taxes being contested in good faith by appropriate proceedings and in respect of which the Company has established proper reserves on its books in accordance with GAAP; (vi) not commingle its assets with assets of any other Person; (vii) conduct its business in its own name (except as may be required for U.S. federal income and applicable state and local tax purposes) and comply with all organizational formalities necessary to maintain its separate existence; (viii) maintain separate financial statements; (ix) pay its own liabilities only out of its own funds; (x) except as permitted hereunder and under the other Loan Documents, maintain an arm’s length relationship with the Parent and each of its other Affiliates; (xi) not hold out its credit or assets as being available to satisfy the obligations of others; (xii) allocate fairly and reasonably any overhead expenses that are shared with an Affiliate, including for shared office space; (xiii) use separate stationery, invoices and checks; (xiv) except as expressly permitted by this Agreement, not pledge its assets as security for the obligations of any other Person; (xv) correct any known misunderstanding regarding its separate identity; (xvi) maintain adequate capital in light of its contemplated business purpose, transactions and liabilities and pay its operating expenses and liabilities from its own assets; (xvii) not acquire the obligations or any securities of its Affiliates except as permitted under the Loan Documents; (xviii) [reserved]; and (xix) maintain at least one special member, who, upon the dissolution of the sole member or the withdrawal or the disassociation of the sole member from the Company, shall immediately become the member of the Company in accordance with its organizational documents;

(b) shall not (i) engage, directly or indirectly, in any business, other than the actions permitted pursuant to its constituent documents and actions required or permitted to be performed under the preceding clause (a); (ii) fail to be Solvent; (iii) release, sell, transfer, convey or assign any Portfolio Investment to the extent otherwise prohibited by the Loan Documents; (iv) except for capital contributions or capital distributions permitted under the terms and conditions of this Agreement and properly reflected on the books and records of the Company, enter into any transaction with an Affiliate of the Company except on commercially reasonable terms not materially less favorable to the Company (taken as a whole) than those available to unaffiliated parties in an arm’s-length transaction; (v) identify itself as a department or division of any other Person; or (vi) own any material asset or property other than the Collateral and other assets as permitted hereunder, the Sale Agreement and the other Loan Documents, and the related assets and incidental personal property necessary for the ownership or operation of these assets and the operation of the Company;

(c) shall take all actions consistent with and shall not take any action contrary to the “Facts and Assumptions” sections in the opinions of Dechert LLP, dated as of the Effective Date, relating to certain true sale and non-consolidation matters;

(d) shall not create, incur, assume or suffer to exist any Indebtedness other than (i) Indebtedness incurred under the terms of the Loan Documents, (ii) Indebtedness incurred pursuant to certain ordinary business expenses arising pursuant to the transactions contemplated by this Agreement and the other Loan Documents and (iii) if applicable, the obligation to make future payments under any Delayed Funding Term Loan; provided that the Company shall not acquire any Delayed Funding Term Loan if such acquisition would cause the Unfunded Exposure Amount, collateralized or uncollateralized, to exceed 5.0% of the Collateral Principal Amount;

(e) shall comply in all material respects with all applicable Anti-Corruption Laws ~~and applicable~~, Anti-Money Laundering Laws and Sanctions and the Portfolio Manager shall maintain in effect and enforce policies and procedures designed to ensure compliance in all material respects by the Company and its directors, managers, officers, employees and agents with applicable Anti-Corruption Laws ~~and applicable~~, Anti-Money Laundering Laws and Sanctions;

(f) shall not amend (1) any of its constituent documents or (2) any Loan Document in any manner that would reasonably be expected to adversely affect the Lenders in any material respect without, in each case, the prior written consent of the Administrative Agent;

(g) shall not (A) permit the validity or effectiveness of this Agreement or any grant hereunder to be impaired, or permit the Lien of this Agreement to be amended, hypothecated, subordinated, terminated or discharged, or permit any Person to be released from any covenants or obligations with respect to this Agreement, any other Loan Document or the Advances, except as may be expressly permitted hereby, (B) permit any Lien to be created on or extend to or otherwise arise upon or burden the Collateral or any part thereof, any interest therein or the proceeds thereof, in each case, other than Permitted Liens or (C) take any action that would cause the Lien of this Agreement not to constitute a valid perfected security interest in the Collateral that is of first priority, free and clear of any Lien (for purposes of the UCC), except for Permitted Liens;

(h) shall not, without the prior consent of the Administrative Agent (acting at the direction of the Required Lenders), which consent may be withheld in the sole and absolute discretion of the Required Lenders, enter into any hedge agreement;

(i) shall not change its name, identity or corporate structure in any manner that would make any financing statement or continuation statement filed by the Company (or by the Collateral Agent on behalf of the Company) in accordance with subsection (a) above materially misleading or change its jurisdiction of organization, unless the Company shall have given the Administrative Agent and the Collateral Agent at least 10 Business Days (or such shorter period as agreed to by the Administrative Agent in its reasonable discretion) prior written notice thereof, and shall promptly file, or authorize the filing of, appropriate amendments to all previously filed financing statements and continuation statements (and shall provide a copy of such amendments to the Collateral Agent and Administrative Agent together with written confirmation to the effect that all appropriate amendments or other documents in respect of previously filed statements have been filed);

(j) shall do or cause to be done all things reasonably necessary to (i) preserve and keep in full force and effect its existence as a limited liability company and take all reasonable action to maintain its rights, franchises, licenses and permits material to its business in the jurisdiction of its formation and (ii) qualify and remain qualified as a limited liability company in good standing in each jurisdiction in which such qualification is necessary to protect the validity and enforceability of the Loan Documents or any of the Collateral;

(k) shall comply with all Applicable Law (whether statutory, regulatory or otherwise), except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect;

(l) shall not merge into or consolidate with any Person or dissolve, terminate or liquidate in whole or in part, in each case, without the prior written consent of the Administrative Agent and, if the Company is not the surviving entity, each Lender;

(m) except for Investments permitted by Section 6.02(u)(C) and without the prior written consent of the Administrative Agent, shall not form, or cause to be formed, any Subsidiaries; or make or suffer to exist any Loans or advances to, or extend any credit to, or make any investments (by way of transfer of property, contributions to capital, purchase of stock or securities or evidences of

(s) shall not use any part of the proceeds of any Advance, whether directly or indirectly, for any purpose that entails a violation of any of the regulations of the Board of Governors of the Federal Reserve System of the United States of America, including Regulations T, U and X;

(t) shall not make any Restricted Payments without the prior written consent of the Administrative Agent; provided that the Company may make Permitted Distributions, Permitted Principal Distributions and/or Permitted Tax Distributions subject to the other requirements of this Agreement;

(u) shall not make or hold any Investments, except (A) the Portfolio Investments or Investments constituting Eligible Investments (measured at the time of acquisition), (B) those that have been consented to by the Administrative Agent or (C) those the Company shall have acquired or received as a distribution in connection with a workout, bankruptcy, foreclosure, restructuring or similar process or proceeding involving a Portfolio Investment or any issuer thereof;

(v) shall not request any Advance, and the Company shall not directly or indirectly, use the proceeds of any Advance (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any applicable Anti-Corruption Laws or Anti-Money Laundering Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, except to the extent permitted for a Person required to comply with Sanctions, or (C) in any manner that would result in the violation of any Sanctions applicable to any party hereto;

(w) other than (i) with the written consent of the Administrative Agent (including via email), (ii) pursuant to the Sale Agreement, (iii) as a permitted Substitution under Section 1.06 or (iv) in a required sale directed by the Administrative Agent under Section 1.04 following the occurrence of a Market Value Event, shall not transfer to any of its Affiliates any Portfolio Investment purchased from any of its Affiliates (other than sales to Affiliates conducted on terms and conditions consistent with those of an arm’s length transaction and at fair market value);

(x) shall post on a password protected website maintained by the Administrative Agent to which the Portfolio Manager will have access or deliver via email to the Administrative Agent, with respect to each Portfolio Investment, without duplication of any other reporting requirements set forth in this Agreement or any other Loan Document, (A) any management discussion and analysis provided by the related obligor, (B) any periodic financial reporting packages provided by the related obligor and (C) any written notifications of Portfolio Investment Material Events with respect to such Portfolio Investment or the related obligor received by the Company or the Portfolio Manager (including, in each case, any attached or included information, statements and calculations). The Company (or the Portfolio Manager on its behalf) shall post or deliver via email all information and notices set forth in the immediately preceding sentence (1) in the case of notifications of Portfolio Investment Material Events, promptly following receipt thereof by the Company or the Portfolio Manager (and, in any case, not later than 5:00 p.m. New York City time within two (2) Business Days of the date of receipt thereof by the Company or the Portfolio Manager) and (2) in all other cases, within five (5) Business Days of the receipt thereof by the Company or the Portfolio Manager. The Company shall cause the Portfolio Manager to provide such other information as the Administrative Agent may reasonably request with respect to any Portfolio Investment or obligor (to the extent reasonably available to the Portfolio Manager and subject to applicable obligations of confidentiality; provided that the Portfolio Manager shall use commercially reasonable efforts to obtain any necessary consents to providing to the Administrative Agent any such information reasonably requested by the Administrative Agent that is subject to an obligation of confidentiality);

(hh) shall not act on behalf of, a country, territory, entity or individual that, at the time of such act, is the subject or target of Sanctions, and none of the Company, the Portfolio Manager or any of their respective Affiliates, owners, directors or officers is a natural person or entity with whom dealings are prohibited under Sanctions for a natural person or entity required to comply with such Sanctions. The Company does not own and will not acquire, and the Portfolio Manager will not cause the Company to own or acquire, any security issued by, or interest in, any country, territory, or entity whose direct ownership would be or is prohibited under Sanctions for a natural person or entity required to comply with Sanctions; and

(ii) shall give notice in writing (which may be by electronic mail) to the Administrative Agent (with a copy to the Collateral Agent)(and with copies forwarded to the Lenders by the Administrative Agent following receipt) promptly upon obtaining knowledge after due inquiry of (and in no event later than (x) in the case of any Default or Event of Default, one (1) Business Day and (y) in the case of any other circumstance listed below, three (3) Business Days after) the occurrence of any of the following:

(1) any Adverse Proceeding;

(2) any Default or Event of Default;

(3) any material adverse claim asserted against any of the Portfolio Investments, the Collateral Accounts or any other Collateral;

(4) any change in the information provided in the Beneficial Ownership Certification delivered to any Lender that would result in a change to the list of beneficial owners identified in such certification; and

(5) any Portfolio Investment becoming an Ineligible Investment.

For purposes of this Section 6.02(ii), the Company and the Portfolio Manager shall be deemed to have made due inquiry with respect to any matter under clause (5) above and any other determination relating to the characteristics of a Portfolio Investment or a change related thereto or to the obligor thereon so long as the Portfolio Manager has complied with its standard of care set forth in Section 5.01(a) with respect to the monitoring of Portfolio Investments.

Notwithstanding anything to the contrary, nothing contained herein shall prohibit the conversion of the Parent into a “business development company” within the meaning of the Investment Company Act of 1940, nor shall such conversion (1) require the consent of the Administrative Agent, the Collateral Agent, the Securities Intermediary or any Lender or (2) result in a Default or Event of Default.

SECTION 6.03. Amendments of Portfolio Investments, Etc. If the Company or the Portfolio Manager receives any notice or other formal written communication concerning any amendment, supplement, consent, waiver or other modification of any Portfolio Investment or any related Underlying Instrument or rights thereunder which in the commercially reasonable judgement of the Portfolio Manager is not solely ministerial and clerical in nature (each, an “Amendment”) with respect to any Portfolio Investment or any related Underlying Instrument, or notifies in writing any obligor of any affirmative determination to exercise or refrain from exercising any rights or remedies thereunder, it will give prompt (and in any event, not later than three (3) Business Days’) notice thereof to the Administrative Agent. In any such event, the Company shall exercise all voting and other powers of ownership relating to such Amendment or the exercise of such rights or remedies as the Portfolio Manager shall deem

Each Agent, the Collateral Administrator, the Securities Intermediary and each Lender agrees to maintain the confidentiality of the Information until the date that is two (2) years after receipt of such Information (or, with respect to Information relating to the financial and other material terms of this Agreement, until the date that is one (1) year after the Maturity Date), except that Information may be disclosed (i) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent requested by any regulatory authority (including any self-regulatory authority), (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iv) to any other party to this Agreement, (v) in connection with the exercise of any remedies hereunder, the sale of any Portfolio Investment following the occurrence of a Market Value Event or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section 10.13, to (x) any assignee of or participant in or any prospective assignee of or participant in, any of its rights or obligations under this Agreement that is eligible to be an assignee or participant under this Agreement in accordance with Section 10.06 hereof on the date of assignment or participation, as applicable, or (y) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Company and its obligations, (vii) with the consent of the Company, (viii) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 10.13 by the delivering party or its Affiliates or (y) becomes available to any Agent, the Collateral Administrator, the Securities Intermediary or any Lender on a nonconfidential basis from a source other than the Company ~~or~~, (ix) to the extent permitted or required under this Agreement or the Account Control Agreement or (x) to a nationally recognized statistical rating organization in connection with securing and/or maintaining a rating with respect to Advances made hereunder. For the purposes of this Section 10.13, any Person required to maintain the confidentiality of Information as provided in this Section 10.13 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 10.14. Judgment Currency.

(a) If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in USD into another currency, each party hereto agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures in the relevant jurisdiction USD could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.

(b) The obligations of each party hereto in respect of any sum due to any other party hereto or any holder of the obligations owing hereunder (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than USD, be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase USD with the Judgment Currency; if the amount of USD so purchased is less than the sum originally due to the Applicable Creditor in USD, such party agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such deficiency. The obligations of the parties contained in this Section shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.

SECTION 10.15. Acknowledgements of Lenders.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

FIDELITY DIRECT LENDING FUND I JSPV LLC, as Company

By: Fidelity ~~Direct Lending~~Private Credit Central Fund~~,~~
~~LP~~ LLC, its sole member

~~By: FIAM Institutional Funds Manager, its general partner~~

By
Name:
Title:

FIDELITY ~~DIRECT LENDING~~PRIVATE CREDIT CENTRAL FUND~~,~~
~~LP~~ LLC, as Portfolio Manager

~~By: FIAM Institutional Funds Manager, its general partner~~

By
Name:
Title:

SCHEDULE 1

Transaction Schedule

1.	Types of Financing	Available	Financing Limit

		Advances yes	With respect to Tranche A Advances (the “Tranche A Financing Limit”):

Prior to a Commitment Increase Date: U.S.$750,000,000; After a Commitment Increase Date, if any, U.S.$750,000,000 plus the principal amount of each increase in the Tranche A Financing Commitment set forth in the applicable Commitment Increase Requests ~~to~~ up to U.S.$1,000,000,000 of a cumulative Tranche A Financing Limit and Tranche B Financing Limit in the aggregate.

Notwithstanding anything in this Agreement to the contrary, not more than ~~20.0~~24.0% of the Tranche A Financing Limit may be utilized in Permitted Non-USD Currencies.

With respect to Tranche B Advances (the “Tranche B Financing Limit”):

Prior to a Commitment Increase Date: U.S.$200,000,000; After a Commitment Increase Date, if any, U.S.$200,000,000 plus the principal amount of each increase in the Tranche B Financing Commitment set forth in the applicable Commitment Increase Requests up to U.S.$1,000,000,000 of a

cumulative Tranche A Financing Limit and Tranche B Financing Limit in the aggregate.

Notwithstanding anything in this Agreement to the contrary, not more than 0.0% of the Tranche B Financing Limit may be utilized in Permitted Non-USD Currencies.

Cumulative Tranche A and Tranche B Financing Limit:

Prior to a Commitment Increase Date: U.S.$950,000,000; After a Commitment Increase Date, if any, U.S.$950,000,000 plus the principal amount of each increase in the Tranche A Financing Commitment or Tranche B Financing Commitment, as applicable, set forth in the applicable Commitment Increase Requests for a cumulative Tranche A and Tranche B Financing Limit of up to U.S.$1,000,000,000 in the aggregate.

2.	Lenders Financing Commitment

JPMorgan Chase Bank, National Association	With respect to Tranche A Advances (the “Tranche A Financing Commitment”):

Prior to a Commitment Increase Date: U.S.$750,000,000; After a Commitment Increase Date, if any, U.S.$750,000,000 plus the principal amount of each increase in the Tranche A Financing Commitment set forth in the applicable Commitment Increase Requests ~~to~~ up to U.S.$1,000,000,000 of a cumulative Tranche A Financing Commitment and Tranche B Financing Commitment in the aggregate~~, in each case, as reduced from time to time pursuant to Section 4.07~~.

Notwithstanding anything in this Agreement to the contrary, not more than ~~20.0~~24.0% of the Tranche A Financing Commitment may be utilized in Permitted Non-USD Currencies.

With respect to Tranche B Advances (the “Tranche B Financing Commitment”):

Prior to a Commitment Increase Date: U.S.$200,000,000; After a Commitment Increase Date, if any, U.S.$200,000,000 plus the principal amount of each increase in the Tranche B Financing Commitment set forth in the applicable Commitment Increase Requests up to U.S.$1,000,000,000 of a cumulative Tranche A Financing Commitment and Tranche B Financing Commitment in the aggregate.

Notwithstanding anything in this Agreement to the contrary, not more than 0.0% of the Tranche B Financing Commitment may be utilized in Permitted Non-USD Currencies.

Cumulative Tranche A and Tranche B Financing Commitment:

Prior to a Commitment Increase Date: U.S.$950,000,000; After a Commitment Increase Date, if any, U.S.$950,000,000 plus the principal amount of each increase in the Tranche A Financing Commitment or Tranche B Financing Commitment, as applicable, set forth in the applicable Commitment Increase Requests for a cumulative Tranche A and Tranche B Financing Commitment of up to U.S.$1,000,000,000 in the aggregate.

3.	Scheduled Termination Date:	February 25, 2027 (or, if a Maturity Extension Request is consented to by the Administrative Agent and each Lender in its sole discretion, February 25, 2028).

4.	Interest Rates

	Applicable Margin for Advances:	With respect to interest based on a Reference Rate other than a Term SOFR Rate, ~~(a) if the then current Financing Commitments are U.S.$750,000,000 or less, 2.70% per annum; provided that, in the case of Advances denominated in GBP, the Applicable Margin for Advances shall be, 2.8193% per annum (in each case, subject to increase in accordance with Section 3.01(b)) and~~

~~(b) if the then current Financing Commitments are greater than U.S.$750,000,000,~~ 2.85% per annum; provided that, in the case of Tranche A Advances denominated in GBP, the Applicable Margin for Advances shall be, 2.9693% per annum (in each case, subject to increase in accordance with Section 3.01(b)).

With respect to interest based on a Term SOFR Rate, ~~(a) if the then current Financing Commitments are U.S.$750,000,000 or less, 2.70% per annum (subject to increase in accordance with Section 3.01(b)) and (b) if the then current Financing Commitments are greater than U.S.$750,000,000,~~ 2.85% per annum (subject to increase in accordance with Section 3.01(b)).

With respect to interest based on a Base Rate, ~~(a) if the then current Financing Commitments are U.S.$750,000,000 or less, 2.70% per annum (subject to increase in accordance with Section 3.01(b)) and (b) if the then current Financing Commitments are greater than U.S.$750,000,000,~~ 2.85% per annum (subject to increase in accordance with Section 3.01(b)).

5.	Account Numbers

[Intentionally Omitted]

Addresses for Notices

The Company:	Fidelity Direct Lending Fund I JSPV LLC c/o Fidelity ~~Direct Lending~~Private Credit Central Fund~~, LP~~ LLC 245 Summer Street Boston, MA 02210	Attn: Therese Icuss, Robert Gannon & Vishal Sheth Telephone: 312-434-8822; 617-694-0113; 917- 215-9632 Email: therese.icuss@fmr.com; robert.gannon@fmr.com; vishal.sheth@fmr.com

and

233 S. Wacker Drive Suite 8300 Chicago, IL 60606

	with a copy to (except with respect to any notice, consent, agreement, request, waiver or approval by the Administrative Agent which may expressly be provided via email pursuant to this Agreement other than by operation of Section 10.02, and which will not constitute notice):	Attn: Jay R. Alicandri Telephone: (212) 698-3800 Email: jay.alicandri@dechert.com

Dechert LLP Three Bryant Park 1095 Avenue of the Americas New York, New York 10036-6797

The Portfolio Manager:	Fidelity ~~Direct Lending~~Private Credit Central Fund~~, LP~~ LLC 245 Summer Street Boston, MA 02210 and	Attn: Therese Icuss, Robert Gannon & Vishal Sheth Telephone: 312-434-8822; 617-694-0113; 917-215-9632 Email: therese.icuss@fmr.com; robert.gannon@fmr.com; vishal.sheth@fmr.com

233 S. Wacker Drive Suite 8300 Chicago, IL 60606

with a copy to (except with respect to any notice, consent, agreement, request, waiver or approval by the Administrative

1301 Fannin Street, 17th Floor

Attention: Fidelity Direct Lending Fund I JSPV LLC

Email: FidelityDirectLendingFundIJSPVLLC@fisglobal.com

Ladies and Gentlemen:

Reference is hereby made to the Loan and Security Agreement, dated as of August 25, 2022 (as amended, the “Agreement”), among Fidelity Direct Lending Fund I JSPV LLC, as borrower (the “Company”), JPMorgan Chase Bank, National Association, as administrative agent (the “Administrative Agent”), Fidelity ~~Direct Lending~~Private Credit Central Fund~~, LP~~ LLC, as portfolio manager (the “Portfolio Manager”), the lenders party thereto and the collateral agent, collateral administrator and securities intermediary party thereto. Capitalized terms used herein and not otherwise defined herein shall have the respective meanings given such terms in the Agreement.

Pursuant to the Agreement, the Portfolio Manager hereby [requests approval for the Company to acquire][notifies the Administrative Agent of the Company’s intention to acquire] the following Portfolio Investment(s):1

Fund

Issuer / Obligor

Jurisdiction

Identifier (LoanX; CUSIP)

Requested Notional Amount

Asset Class

Current Pay (Y/N)

Syndication Type

Lien

Tranche Size

Price

Spread / Coupon

Base Rate

Reference Rate Floor

Maturity

Moody’s Industry

[LTM EBITDA (In Millions)

[1]	Company to complete as applicable.

LTM Capital Expenditures (in Millions)

Leverage Through Tranche (Net)]1

Recurring Revenue Loan (Y/N)

[Debt-to-ARR]1

Interest Coverage

Financial Covenants

Security Identifier

Security Description

Quantity

To the extent available, we have included herewith (1) the material Underlying Instruments (including, in the case of a Loan, the final credit agreement and collateral and security documents) relating to each such Portfolio Investment, (2) an audited financial statement for the previous most recently ended three years of the obligor of each such Portfolio Investment, (3) quarterly statements since the most recent audited financial statement provided, (4) any appraisal or valuation reports conducted by third parties in connection with the proposed investment by the Company, (5) applicable “proof of existence” details (if requested by the Administrative Agent), (6) forecasted financials for 1 year or longer, if prepared, in each case solely to the extent available, and (7) investment committee memo. The Portfolio Manager acknowledges that it will provide such other information from time to time reasonably requested by the Administrative Agent.

We hereby certify that all conditions to the Purchase of such Portfolio Investment(s) set forth in Section 1.03 of the Agreement are satisfied.

Very truly yours,

FIDELITY ~~DIRECT LENDING~~PRIVATE
CREDIT CENTRAL FUND~~, LP~~ LLC, as Portfolio Manager

~~By: FIAM Institutional Funds Manager, its general partner~~

[2]	Include for Portfolio Investments other than Recurring Revenue Loans
[3]	Include for Recurring Revenue Loans

SCHEDULE 3

Eligibility Criteria

1.

Such obligation is a Loan and is not a bond, a Synthetic Security, a Zero-Coupon Security, a Structured Finance Obligation, a Participation Interest (other than an Initial Portfolio Investment acquired by the Company pursuant to the Sale Agreement), ~~a~~primarily secured by real estate, a Revolving Loan, a letter of credit or an interest therein or a Mezzanine Obligation (or, for the avoidance of doubt, any other unsecured obligation of an obligor).

2.

Such obligation does not require the making of any future advance or payment by the Company to the issuer thereof or any related counterparty except in connection with a Delayed Funding Term Loan denominated in USD.

3.

Such obligation is (i) eligible to be entered into by, sold or assigned to such Company and pledged to the Collateral Agent and (ii) able to be sold by the Administrative Agent, the Collateral Agent or their respective designees, including following the occurrence of an Event of Default or Market Value Event and, to the extent there is an express prohibition (other than customary transfer restrictions) on the pledging or transfer of such obligation, a consent from the applicable general partner, managing member, board of directors or any similar governing body of the obligor of the Portfolio Investment authorizing and consenting to the pledge or transfer of such obligation shall have been obtained.

4.	Such obligation is denominated and payable in an Eligible Currency and purchased at a price that is at least 80% of the par amount of such obligation.

5.	Such obligation is issued by a company organized in an Eligible Jurisdiction.

6.

It is an obligation upon which no payments are subject to deduction or withholding for or on account of any withholding Taxes imposed by any jurisdiction unless the related obligor is required to make “gross-up” payments that cover the full amount of any such withholding Taxes (subject to customary conditions to such payments which the Company (or the Portfolio Manager on behalf of the Company) in its good faith reasonable judgment expects to be satisfied).

7.

Such obligation is not subject to an event of default (as defined in the Underlying Instruments for such obligation) in accordance with its terms (including the terms of its Underlying Instruments after giving effect to any grace and/or cure period set forth in the Underlying Instruments for such obligation, but not to exceed five (5) Business Days) and no Indebtedness of the obligor thereon ranking pani passu with or senior to such obligation is in default with respect to the payment of principal or interest or is subject to any other event of default that would trigger a default under the related Underlying Instruments (after giving effect to any grace and/or cure period set forth in such Underlying Instruments, but not to exceed five (5) Business Days) (a “Defaulted Obligation”).

references to Industry Classifications above shall be to the applicable successor industry classifications); provided that software companies shall be classified according to such companies’ end-market classifications.

5.	The Unfunded Exposure Amount shall not exceed 5.0% of the Collateral Principal Amount.

6.

(a) Not more than 20.0% of the Collateral Principal Amount may consist of Portfolio Investments denominated in all Permitted Non-USD Currencies, collectively and (b) not more than 20.0% of the Collateral Principal Amount may consist of Portfolio Investments the obligors of which are organized in Eligible Jurisdictions other than the United States, collectively; provided that not more than 0.0% of the Collateral Principal Amount may consist of Portfolio Investments denominated in any particular Permitted Non-USD Currency prior to the receipt of the applicable Permitted Non-USD Currency Account Opening Notice relating to such Permitted Non-USD Currency.

7.

Other than with respect to Recurring Revenue Loans approved by the Administrative Agent, not more than an aggregate of 0.0% of the Collateral Principal Amount may consist of Portfolio Investments the obligor of which has a Leverage Ratio greater than 7.0x.

8.

(a) Not more than an aggregate of ~~12.5~~7.5% of the Collateral Principal Amount may consist of Recurring Revenue Loans and (b) not more than an aggregate of 0.0% of the Collateral Principal Amount may consist of Recurring Revenue Loans the obligor of which has an increase of its Debt-to-ARR Ratio greater than or equal to 1.0x since the date on which the Notice of Acquisition with respect to such Recurring Revenue Loan was approved by the Administrative Agent.

9.

(a) Not more than an aggregate of ~~17.5~~25.0% of the Collateral Principal Amount may consist of Portfolio Investments with EBITDA for the period of four fiscal quarters ending on or most recently ended prior to such date for which financial statements are available (calculated in accordance with the Underlying Instruments in respect of such Portfolio Investment, as determined by the Company or the Portfolio Manager, in each case in its commercially reasonable judgment) of less than $20,000,000, (b) not more than an aggregate of 10.0% of the Collateral Principal Amount may consist of Portfolio Investments with EBITDA for the period of four fiscal quarters ending on or most recently ended prior to such date for which financial statements are available (calculated in accordance with the Underlying Instruments in respect of such Portfolio Investment, as determined by the Company or the Portfolio Manager, in each case in its commercially reasonable judgment) of less than $10,000,000 and (c) not more than an aggregate of 0.0% of the Collateral Principal Amount may consist of Portfolio Investments with EBITDA for the period of four fiscal quarters ending on or most recently ended prior to such date for which financial statements are available (calculated in accordance with the Underlying Instruments in respect of such Portfolio Investment, as determined by the Company or the Portfolio Manager, in each case in its commercially reasonable judgment) of less than $5,000,000.

EXHIBIT A

Form of Request for Advance

JPMorgan Chase Bank, National Association,

as Administrative Agent

c/o JPMorgan Services Inc.

500 Stanton Christiana Rd., 3rd Floor

Attention: Nicholas Rapak

JPMorgan Chase Bank, National Association,

as Administrative Agent

383 Madison Avenue

New York, New York 10179

Attention: James Greenfield

Email: james.r.greenfield@jpmorgan.com

de_custom_business@jpmorgan.com

JPMorgan Chase Bank, National Association,

as Lender

c/o JPMorgan Services Inc.

500 Stanton Christiana Rd., 3rd Floor

Newark, Delaware 19713

Attention: Nicholas Rapak

cc:

Citibank, N.A.

388 Greenwich Street

New York, NY 10013

Attention: Agency & Trust – Fidelity Direct Lending Fund I JSPV LLC

Virtus Group, LP

1301 Fannin Street, 17th Floor

Attention: Fidelity Direct Lending Fund I JSPV LLC

Email: FidelityDirectLendingFundIJSPVLLC@fisglobal.com

Ladies and Gentlemen:

Reference is hereby made to the Loan and Security Agreement, dated as of August 25, 2022 (as amended, the “Agreement”), among Fidelity Direct Lending Fund I JSPV LLC, as borrower (the “Company”), JPMorgan Chase Bank, National Association, as administrative agent (the “Administrative Agent”), Fidelity ~~Direct Lending~~Private Credit Central Fund~~, LP~~ LLC, as portfolio manager (the “Portfolio Manager”), the lenders party thereto and the collateral agent, collateral administrator and securities intermediary party thereto. Capitalized terms used herein and not otherwise defined herein shall have the respective meanings given such terms in the Agreement.

Pursuant to the Agreement, you are hereby notified of the following:

(1) The Company hereby requests an Advance under Section 2.03 of the Agreement to be funded on [                ].

(2) The aggregate amount of the Advance requested hereby is U.S.$[                 ].4

(3) The currency of the proposed Advance is [USD][CAD][EUR][GBP].

(4) The requested Advance shall be allocated as follows:

I. Tranche A Advances—[USD][CAD][EUR][GBP] [ ] aggregate amount

II. Tranche B Advances—USD [ ] aggregate amount

(5) ~~(4)~~ [The proposed purchases (if any) relating to this request are as follows:

Security	Par	Price	Purchased Interest (if any)]

We hereby certify that all conditions [to the Purchase of such Portfolio Investment(s) set forth in Section 1.03 of the Agreement and] to an Advance set forth in Section 2.05 of the Agreement have been satisfied or waived as of the [related Trade Date (and shall be satisfied or waived as of the related Settlement Date) and] Advance date[, as applicable].

We certify that, immediately after giving pro forma effect to the Advance (and any related Purchase), (i) the Borrowing Base Test is satisfied; (ii) the aggregate principal balance of Advances then outstanding do not exceed the aggregate limit for Advances set forth in the Transaction Schedule; and (iii) in the case of an Advance made in connection with a Purchase, the amount of the Advance is not less than U.S.$1,000,000.

Very truly yours,

FIDELITY DIRECT LENDING FUND I JSPV LLC

By: Fidelity ~~Direct Lending~~Private Credit Central Fund~~,~~
~~LP~~ LLC, its sole member

~~By: FIAM Institutional Funds Manager,its general partner~~

4

Note: The requested Advance shall be in an amount such that, after giving effect thereto and the related purchase of the applicable Portfolio Investment(s) (if any), the Borrowing Base Test is satisfied.

EXHIBIT B

Form of Assignment and Assumption

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Loan Agreement identified below (as amended, supplemented or otherwise modified from time to time, the “Loan Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Loan Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Loan Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the Loan Agreement and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Loan Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:	[and is an Affiliate of [identify Lender][5] ]

3.	Borrower:	Fidelity Direct Lending Fund I JSPV LLC

4.	Administrative Agent:	JPMorgan Chase Bank, National Association, as the administrative agent under the Loan Agreement

5.	Loan Agreement:	The Loan and Security Agreement, dated as of August 25, 2022 (as amended, the “Agreement”), among Fidelity Direct Lending Fund I JSPV LLC, as borrower (the “Company”), JPMorgan Chase Bank, National Association, as administrative agent (the “Administrative Agent”), Fidelity ~~Direct Lending~~Private Credit Central Fund~~, LP~~ LLC, as portfolio manager (the “Portfolio Manager”), the lenders party thereto and the collateral agent, collateral administrator and securities intermediary party thereto

[1]	Select as applicable.

1

6.	Assigned Interest:

Aggregate Amount of Tranche A	Amount of Tranche A	Percentage Assigned of Tranche A	Amount of Tranche A	Percentage Assigned of Tranche A
Financing Commitment for all Lenders	Financing
	Commitment Assigned	Financing Commitments[6]	Advances Assigned
Advances[8]
$	$	%	$	%
$	$	%	$	%
$	$	%	$	%

Aggregate Amount	Aggregate	Percentage
Amount of
of Tranche A	Tranche A
Advances for all	Advances	Assigned of
Lenders	Assigned	Advances[8]
$	$	%
$	$	%

Effective Date:                     , 20         [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The Assignee agrees to deliver to the Administrative Agent a completed Administrative Questionnaire in which the Assignee designates one or more Contacts to whom all syndicate-level information (which may contain material non-public information about the Company and its Related Parties or their respective securities) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

[6]	Set forth, to at least 9 decimals, as a percentage of the Financing Commitment/Advances of all Lenders thereunder.

2